UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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MOLINA HEALTHCARE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held Wednesday, May 6, 2015
Dear Fellow Stockholder:
Our 2015 annual meeting of stockholders will be held at 10:00 a.m. local time on Wednesday, May 6, 2015, at 200 Oceangate, 15th Floor, Long Beach, California 90802, for the following purposes:

(1)	To elect three Class I directors to hold office until the 2018 annual meeting.

(2)	To re-approve the material terms of the performance goals for Section 162(m)(1) awards under the Molina Healthcare, Inc. Incentive Compensation Plan.

(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 17, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any continuation, adjournment, or postponement thereof.
This notice and the accompanying proxy statement are being mailed or transmitted on or about April 6, 2015 to the Company’s stockholders of record as of March 17, 2015.
Every stockholder vote is important. Please sign, date, and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors,

Joseph M. Molina, M.D. Chairman of the Board, Chief Executive Officer, and President

Long Beach, California
April 6, 2015

About the Annual Meeting	1
Annual Report	3
Corporate Governance	4
Corporate Governance and Nominating Committee	4
Board Diversity	4
Corporate Governance Guidelines	5
Director Independence	5
Related Party Transactions	6
Compensation Committee Interlocks	7
Code of Business Conduct and Ethics	7
Compliance Hotline	8
Communications with the Board	8
Proposal 1 — Election of Directors	8
Class I Director Nominees	9
Directors Whose Terms Are Not Expiring	10
Meetings of the Board of Directors and Committees	12
Meetings of Non-Management Directors	12
Board Leadership Structure	12
Board’s Role in Risk Oversight	13
Committees of the Board of Directors	13
Involvement in Certain Legal Proceedings	14
Non-Employee Director Compensation	14
Stock Ownership Guidelines for Directors	17
Executive Officers	17
Audit Matters	18
Audit Committee Report	18
Executive Compensation	19
Compensation Committee Report	19
Compensation Discussion and Analysis	19
Fiscal Year 2015 Compensation	24
Summary Compensation Table	28
Grants of Plan-Based Awards	29
Outstanding Equity Awards at Fiscal Year End	30
Option Exercises and Stock Vested	30
Nonqualified Deferred Compensation	31
Stock Ownership Guidelines for Executive Officers	32
Hedging Restrictions	32
Restrictions on Pledges of Shares by Directors and Executive Officers	33
Clawback Policy	33
Potential Payments Upon Termination and Change In Control	33
Management Analysis of Material Adverse Effects of Compensation Plans	37
Security Ownership of Certain Beneficial Owners and Management	38
Proposal 2 — Re-Approval of the Material Terms of the Performance Goals for Section 162(m)(1) Awards Under the Molina Healthcare, Inc. Incentive Compensation Plan	40
Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm	44
Submission of Future Stockholder Proposals	44
Cost of Annual Meeting and Proxy Solicitation	44
Section 16(a) Beneficial Ownership Reporting Compliance	44
Householding	44
Other Matters	45
Appendix A – Molina Healthcare, Inc. Incentive Compensation Plan	A - 1

ANNUAL MEETING OF STOCKHOLDERS To Be Held Wednesday, May 6, 2015
About the Annual Meeting
Who is soliciting my vote?
The board of directors of Molina Healthcare, Inc. (sometimes referred to herein as “the Company” or “Molina Healthcare”) is soliciting your vote at the 2015 annual meeting of Molina Healthcare’s stockholders.
What will I be voting on?
Stockholders will be voting on the following matters:

1.	The election of three Class I directors to hold office until the 2018 annual meeting;

2.	The re-approval of the material terms of the performance goals for Section 162(m)(1) awards under the Molina Healthcare, Inc. Incentive Compensation Plan;

3.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015; and

4.	In accordance with the best judgment of the individuals named as proxies on the proxy card, on any other matters properly brought before the meeting or any adjournment or postponement thereof.
How many votes do I have?
You will have one vote for every share of Molina Healthcare common stock you owned on March 17, 2015, which was the record date.
How many votes can be cast by all stockholders?
49,918,906, consisting of one vote for each share of Molina Healthcare’s common stock that was outstanding on the record date. There is no cumulative voting.
How many votes must be present to hold the meeting?
A majority of the votes that can be cast, or 24,959,454 votes. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible whether enough votes will be present for us to hold the meeting.
How do I vote?
You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting.
To vote by proxy, you must:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope;

•	vote by telephone (instructions are on the proxy card); or

•	vote by Internet (instructions are on the proxy card).
To ensure that your vote is counted, please remember to submit your vote by May 5, 2015, the day before the annual meeting.
If you want to vote in person at the annual meeting and you hold your Molina Healthcare stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote or revoke my proxy?
Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Molina Healthcare’s Corporate Secretary at 200 Oceangate, Suite 100, Long Beach, California 90802. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.
What if I do not vote for the four proposals listed on my proxy card?
If you return a signed proxy card without indicating your vote, in accordance with the board’s recommendation, your shares will be voted as follows:

1.	For the three director nominees listed on the card;

2.	For the re-approval of the material terms of the performance goals for Section 162(m)(1) awards under the Molina Healthcare, Inc. Incentive Compensation Plan; and

3.	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.
Can my broker vote my shares for me on each of the proposals?
Proposal 1 is not considered a routine matter under NYSE rules, and brokers will not be permitted to vote on such Proposal if the beneficial owners fail to provide voting instructions. Please vote your proxy so your vote can be counted.
Proposals 2 and 3 are considered routine matters under the NYSE rules on which brokers will be permitted to vote in their discretion even if the beneficial owners do not provide voting instructions.
Can my shares be voted if I do not return my proxy card and do not attend the annual meeting?
If you do not vote your shares held in street name, your broker can vote your shares on matters that the NYSE has ruled discretionary. As noted above, Proposal 1 is not a discretionary item. However, Proposal 2 (to re-approve the material terms of the performance goals for Section 162(m)(1) awards under the Molina Healthcare, Inc. Incentive Compensation Plan) and Proposal 3 (to ratify the appointment of Ernst & Young LLP) are discretionary items, and thus NYSE member brokers that do not receive instructions from beneficial owners may vote such shares at their discretion for such Proposals.
If you do not vote the shares registered directly in your name, not in the name of a bank or broker, your shares will not be voted.
How many votes are needed for each proposal and how are the votes counted?
In the election of directors (Item 1 on the proxy card), each of the three nominees is required to receive the affirmative vote of a majority of the votes cast with respect to such election in order to be elected, meaning that each director is required to receive more votes for the director's election than votes against the director's election. Abstentions, votes withheld, and broker non-votes will not be treated as "votes cast" and will have no effect on the voting outcome with respect to the election of directors.
The Company’s bylaws were amended in 2014 to implement a majority vote standard for an uncontested election of directors (i.e., an election where the number of nominees for director does not exceed the number of directors to be elected). This majority vote standard provides that in an uncontested election, a director nominee shall be elected by the affirmative vote of a majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted for a director exceeds the number of votes cast against that director.
If an incumbent director is not elected due to a failure to receive a majority of the votes cast as described above, and his or her successor is not otherwise elected and qualified, such director shall tender his or her offer of resignation promptly following the certification of the election results. Within 90 days from the certification of the vote, the corporate governance and nominating committee will make a recommendation to the board of directors with respect to any such tendered resignation, and the board of directors will act on such committee’s recommendation and publicly disclose its decision and the rationale behind it. The holdover director would not participate in either the committee’s or the board’s deliberations regarding that director’s offer to resign.
The favorable vote of a majority of the shares present in person or by proxy and entitled to vote will be required for:

(i)	the re-approval of the material terms of the performance goals for Section 162(m)(1) awards under the Molina Healthcare, Inc. Incentive Compensation Plan (Item 2 on the proxy card);

(ii)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Item 3 on the proxy card); and

(iii)	any other proposal that might properly come before the meeting.
Abstentions will be counted toward the tabulation of votes cast on Proposals 2 and 3, and will have the effect of negative votes. Broker non-votes will have the effect of negative votes.
Could other matters be decided at the annual meeting?
We do not know of any other matters that will be considered at the annual meeting. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.
What happens if the meeting is postponed or adjourned?
Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.
Do I need proof of stock ownership to attend the annual meeting?
Yes, you will need proof of ownership of Molina Healthcare stock to enter the meeting.
When you arrive at the annual meeting, you may be asked to present photo identification, such as a driver’s license. If you are a stockholder of record, you will be on the list of Molina Healthcare’s registered stockholders. If your shares are held in the name of a bank, broker, or other holder of record, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. In accordance with our discretion, we may admit you only if we are able to verify that you are a Molina Healthcare stockholder.
How can I access Molina Healthcare’s proxy materials and 2014 Annual Report electronically?
This proxy statement and the 2014 Annual Report are available on Molina Healthcare’s website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and this proxy statement and the 2014 Annual Report can be found under the heading "Annual Meeting and Proxy Materials."
Most stockholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet. If you are a stockholder of record, you can choose this option and save Molina Healthcare the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Molina Healthcare stock through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports. If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access Molina Healthcare’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise.
Where can I find the voting results?
We intend to announce preliminary voting results at the annual meeting. We will publish the final results in a current report on Form 8-K, which we expect to file within four business days after the annual meeting is held. You can obtain a copy of the Form 8-K by logging on to our website at www.molinahealthcare.com, or through the EDGAR system of the Securities and Exchange Commission (the "SEC"), at www.sec.gov. Information on our website does not constitute part of this proxy statement.
Annual Report
If you received these materials by mail, you should have also received with them Molina Healthcare’s Annual Report to Stockholders for 2014. The 2014 Annual Report is also available on Molina Healthcare’s website at www.molinahealthcare.com as described above. We urge you to read these documents carefully. In accordance with the rules of the SEC, the Company’s performance graph appears in Part II, Item 5, under the subheading "Stock Performance Graph," of our 2014 Annual Report.

Corporate Governance
Molina Healthcare continually strives to maintain high standards of ethical conduct, to report its results with accuracy and transparency, and to maintain full compliance with the laws, rules, and regulations that govern Molina Healthcare’s business.
The current charters of the audit committee, the corporate governance and nominating committee, the compensation committee, and the compliance and quality committee, as well as Molina Healthcare’s corporate governance guidelines, code of business conduct and ethics, and Related Person Transaction Policy are available in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link for “Corporate Governance.” Molina Healthcare stockholders may obtain printed copies of these documents free of charge by writing to Molina Healthcare, Inc., Juan Jose Orellana, Senior Vice President of Investor Relations & Marketing, 200 Oceangate, Suite 100, Long Beach, California 90802.
Corporate Governance and Nominating Committee
The corporate governance and nominating committee’s mandate is to review and shape corporate governance policies, and to identify qualified individuals for nomination to the Company's board of directors. All of the members of the committee meet the independence standards contained in the NYSE corporate governance rules and Molina Healthcare’s Corporate Governance Guidelines.
The committee considers all qualified director candidates identified by members of the committee, by other members of the board of directors, by senior management, and by stockholders. Stockholders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, résumé, and biographical information to the attention of the Corporate Secretary as described below under “Submission of Future Stockholder Proposals.” All proposals for nominations received by the Corporate Secretary will be presented to the committee for its consideration.
The committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills, and expertise based on a variety of factors, including breadth of experience reflecting that the candidate will be able to make a meaningful contribution to the board’s discussion of and decision-making regarding the array of complex issues facing the Company; understanding of the Company’s business environment; the possession of expertise that would complement the attributes of our existing directors; whether the candidate will appropriately balance the legitimate interests and concerns of all stockholders and other stakeholders in reaching decisions rather than advancing the interests of a particular constituency; and whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director. Application of these factors involves the exercise of judgment by the committee and the board.
Based on its assessment of each candidate’s independence, skills, and qualifications, the committee will make recommendations regarding potential director candidates to the board.
The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors, and members of senior management.
For the 2015 annual meeting, the Company did not receive notice of any director nominations from our stockholders.
Board Diversity
Diversity is among the factors that the corporate governance and nominating committee considers when evaluating the composition of the board. Among the criteria for board membership as stated in the Company’s Corporate Governance Guidelines is a diversified membership: “The Board shall be committed to a diversified membership, in terms of the various experiences and areas of expertise of the individuals involved.” As set forth in our corporate governance guidelines, diversity may reflect age, gender, ethnicity, industry focus, and tenure on the board so as to enhance the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of the committees of the board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, NYSE listing standards, and the Company’s Bylaws and other corporate governance documents.
Each director candidate contributes to the board’s overall diversity by providing a variety of perspectives, personal, and professional experiences and backgrounds. The board is satisfied that the current nominees reflect an appropriate diversity of gender, age, race, geographical background, and experience, and is committed to continuing to consider diversity issues in evaluating the composition of the board.

Corporate Governance Guidelines
The Company’s corporate governance guidelines embody many of our practices, policies, and procedures, which are the foundation of our commitment to sound corporate governance practices. The guidelines are reviewed annually and revised as necessary. The guidelines outline the responsibilities, operations, qualifications, and composition of the board. The guidelines provide that a majority of the members of the board shall be independent.
The guidelines require that all members of the Company’s audit, corporate governance and nominating, and compensation committees be independent. Committee members are appointed by the board upon recommendation of the corporate governance and nominating committee. Committee membership and chairs are rotated from time to time in accordance with the board’s judgment. The board and each committee have the power to hire and fire independent legal, financial, or other advisors, as they may deem necessary.
Meetings of the non-management directors are held as part of every regularly scheduled board meeting and are presided over by the lead independent director.
Directors are expected to prepare for, attend, and participate in all board meetings, meetings of the committees on which they serve, and the annual meeting of stockholders. All of the directors then in office attended Molina Healthcare’s 2014 annual meeting.
The corporate governance and nominating committee conducts an annual review of board performance. In addition, each committee conducts its own self-evaluation. The results of these evaluations are reported to the board.
Directors have full and free access to senior management and other employees of Molina Healthcare. New directors are provided with an orientation program to familiarize them with Molina Healthcare’s business, and its legal, compliance, and regulatory profile. Molina Healthcare makes available to the board educational seminars on a variety of topics. These seminars are intended to allow directors to develop a deeper understanding of relevant health care, governmental, and business issues facing the Company.
The board reviews the compensation committee’s report on the performance of Dr. Molina, the Company’s current chief executive officer, and of John Molina, the Company’s current chief financial officer, in order to ensure that they are providing effective leadership for Molina Healthcare. The board also works with the compensation committee with respect to matters of succession planning for the chief executive officer, the chief financial officer, and other senior executive officers of the Company.
Director Independence
The board of directors has determined that, except for Dr. J. Mario Molina and Mr. John Molina, each of the directors of the Company, including the three nominees identified in this proxy statement, has no material relationship with the Company that would interfere with the exercise of his or her independent judgment as a director, and is otherwise “independent” in accordance with the applicable listing requirements of the NYSE. In making that determination, the board of directors considered all relevant facts and circumstances, including the director’s commercial, consulting, legal, accounting, charitable, and familial relationships. The board of directors applied the following standards, which provide that a director will not be considered independent if he or she:

•
Is, or has been within the last three years, an officer or employee of the Company or its subsidiaries, or has an immediate family member who is or has been within the last three years an officer or employee of the Company or its subsidiaries.

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Has received, or who has an immediate family member who has received, during any 12 month period within the last three years, direct compensation from the Company in excess of $120,000 (other than director or committee fees or pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service).

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Is or has been an executive officer of another company or is or has been an immediate family member of an executive officer of another company where any of the Company’s executive officers at the same time served on that company’s compensation committee during any of the last three years.

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(a) Is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) was, or has an immediate family member who was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within the last three years.

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Is a current employee, or is an immediate family member of a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition, a director will not be considered independent if Section 303A.02(b) of the NYSE Listed Company Manual (or any applicable successor listing standard) otherwise disqualifies such director from being considered independent. The independence of directors and the materiality of any business relationships delineated above shall be determined by the Board, and its determination shall be final.
Related Party Transactions
The board has adopted a policy regarding the review, approval, and monitoring of transactions involving the Company and related persons (directors and executive officers or their immediate family members). Such related persons are required to promptly and fully disclose to the Company’s general counsel all financial, social, ethical, personal, legal, or other potential conflicts of interest involving the Company. The general counsel shall confer as necessary with the lead independent director and/or with the Company’s corporate governance and nominating committee regarding the facts of the matter and the appropriate resolution of any conflict of interest situation in the best interests of the Company, including potential removal of the related person from a position of decision-making or operational authority with respect to the conflict situation, or other more significant steps depending upon the nature of the conflict.
6th & Pine Lease
On February 27, 2013, the Company entered into a build-to-suit office building lease (the “Lease”) with 6th & Pine Development, LLC (the “Landlord”) for office space located at 604 Pine Avenue, Long Beach, California (the “Project”). The principal members of the Landlord are John Molina, the chief financial officer and a director of the Company, and his wife. In addition, in 2013 in connection with the construction of the Project, John Molina pledged 650,000 shares of the Company’s common stock which he held as trustee of the Molina Siblings Trust. As of March 1, 2015, the number of such pledged shares was reduced to 360,000. Each of John Molina, and Dr. J. Mario Molina, the Company’s chief executive officer and chairman of the board of directors, are one-fifth beneficiaries of the Molina Siblings Trust.
The Project consisted of two office buildings. The building which comprises approximately 90,000 square feet of office and storage space (Building A) was completed in June 2013 and the second building (Building B) which comprises approximately 120,000 square feet of office space was completed in July 2014. The term of the Lease with respect to Building A commenced in June 2013, and the term of the Lease with respect to Building B commenced in July 2014. In 2014 the Company paid aggregate annual rent for Buildings A and B of approximately $4.6 million, parking expenses of $111,143, and tenant change orders of $177,955. The aggregate annual rent, including parking, for fiscal year 2015 is approximately $5.35 million for Buildings A and B.
Effective October 31, 2014, the Company and the Landlord entered into the First Amendment to Office Building Lease (the "Amended Lease"). The Amended Lease reduced the annual rent escalator under the original lease from 3.75% per year to 3.4% per year. The Amended Lease also extended the initial base term of the original lease by five years such that the Amended Lease will now expire on December 31, 2029, unless extended or earlier terminated. The Amended Lease also converted the original lease from a full service gross lease to a triple-net lease.
In addition to annual rent for the Buildings, the Company will also pay $600 per year for each on-site standard (112) and handicap (6) parking space, $1,200 per year for each on-site tandem space (29 tandem spaces for 58 automobiles), and $600 per year for each off-site parking space that the Company elects to use (up to 500). The per year, per space parking rate will increase by 3% each year for each on-site parking space and by CPI, with a cap of 3%, for each off-site space.
During the first five years of the term of the Lease, the Company has a right of first offer to purchase the Project (including any transferable off-site parking rights held by the Landlord), and from and after year five of the Lease, the Company has an option to purchase the Project (including any transferable off-site parking rights held by the Landlord) for a purchase price equal to the fair market value for the Project.
In November 2011, the Company’s board of directors organized a special committee of five independent directors and delegated to the special committee full power and authority to consider and enter into any real property transaction to meet the Company’s space needs. In connection with its work, the special committee retained Latham & Watkins LLP, as its independent legal counsel, and Duff & Phelps LLC, as its independent real estate advisor. Following the completion of its work, the committee determined that it was appropriate to negotiate and enter into the Lease with the Landlord, and accordingly approved the Company’s entry into and execution of the Lease.
The terms of the Amended Lease were negotiated, evaluated, and approved by the corporate governance and nominating committee prior to the Company's entering into such Amended Lease. In connection with such work, the corporate governance and nominating committee retained the same advisors to the special committee who considered the Lease, Latham & Watkins LLP, as its independent legal counsel, and Duff & Phelps LLC, as its independent real estate advisor.
Joseph M. Molina, M.D., Professional Corporations
Our wholly owned subsidiary, Molina Medical Management, Inc. (formerly American Family Care, Inc.), or MMM, provides non-clinical administrative services to the Molina primary care clinics. In 2012, MMM entered into services agreements with the Joseph M. Molina, M.D. Professional Corporations, or JMMPC. JMMPC was created to further advance our direct delivery line of business. Its sole shareholder is Joseph M. Molina, M.D. (Dr. J. Mario Molina), our chairman of the board, president, and chief executive officer. Dr. Molina is paid no salary and receives no dividends in connection with his work for, or ownership of, JMMPC. Under the services agreements, MMM provides the clinic facilities, clinic administrative support staff, patient scheduling services, and medical supplies to JMMPC, and JMMPC provides routine outpatient professional medical services. Beginning in the fourth quarter of 2014, JMMPC also provided certain specialty referral services to our California health plan members through a contracted provider network. While JMMPC may provide some services to the general public, substantially all of the individuals served by JMMPC are members of our health plans. JMMPC does not have agreements to provide professional medical services with any other entities. In addition to the services agreements with MMM, JMMPC has entered into affiliation agreements with us. Under these agreements, we have agreed to fund JMMPC's operating deficits, or receive JMMPC's operating surpluses, based on a monthly reconciliation such that JMMPC will operate at break even and derive no profit.
Our California, Florida, New Mexico, Utah, and Washington health plans have entered into primary care capitation agreements with JMMPC. These agreements also direct our health plans to fund JMMPC’s operating deficits, or receive JMMPC’s operating surpluses, based on a monthly reconciliation. Because the MMM services agreements described above mitigate the likelihood of significant operating deficits or surpluses, such monthly reconciliation amounts are insignificant.
We have determined that JMMPC is a variable interest entity, or VIE, and that we are its primary beneficiary. We have reached this conclusion under the power and benefits criterion model according to U.S. generally accepted accounting principles ("GAAP"). Specifically, we have the power to direct the activities that most significantly affect JMMPC’s economic performance, and the obligation to absorb losses or right to receive benefits that are potentially significant to the VIE, under the services and affiliation agreements described above. Because we are its primary beneficiary, we have consolidated JMMPC. JMMPC’s assets may be used to settle only JMMPC’s obligations, and JMMPC’s creditors have no recourse to the general credit of the Company. As of December 31, 2014, JMMPC had total assets of $31.1 million, and total liabilities of $30.8 million. As of December 31, 2013, JMMPC had total assets of $6.9 million, and total liabilities of $6.6 million.
Our maximum exposure to loss as a result of our involvement with JMMPC is generally limited to the amounts needed to fund JMMPC’s ongoing payroll and physician employee benefits. Additionally, in connection with specialty referral services provided by JMMPC beginning in 2014, our exposure to loss includes medical care costs associated with such services. We believe that such loss exposure will be immaterial to our consolidated operating results and cash flows for the foreseeable future.
During 2014, our health plans paid $43.8 million to JMMPC under the terms of the affiliation agreement, and JMMPC paid MMM $30.0 million under the terms of the services agreements. The $13.8 million difference was expended on physician salaries, medical malpractice insurance, travel expenses, and medical care costs.
Compensation Committee Interlocks and Insider Participation
The persons listed on page 14 were the members of the compensation committee during 2014. No member of the compensation committee was a part of a “compensation committee interlock” during fiscal year 2014 as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the compensation committee had any material interest in a transaction with Molina Healthcare. Except for Dr. J. Mario Molina and Mr. John C. Molina, no director is a current or former employee of Molina Healthcare or any of its subsidiaries.
Code of Business Conduct and Ethics
The board has adopted a Code of Business Conduct and Ethics governing all employees of Molina Healthcare and its subsidiaries. A copy of the Code of Business Conduct and Ethics is available on our website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and then click on “Corporate Governance.” There were no waivers of our Code of Business Conduct and Ethics during 2014. We intend to disclose amendments to, or waivers of, our Code of Business Conduct and Ethics, if any, on our website.

Compliance Hotline
The Company encourages employees to raise possible ethical issues. The Company offers several channels by which employees and others may report ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls, or auditing matters. We provide a Compliance Hotline that is available 24 hours a day, seven days a week. Individuals may choose to remain anonymous. We prohibit retaliatory action against any individual for raising legitimate concerns or questions regarding ethical matters, or for reporting suspected violations.
Communications with the Board
Stockholders or other interested parties who wish to communicate with a member or members of the board of directors, including the lead independent director or the non-management directors as a group, may do so by addressing their correspondence to the individual board member or board members, c/o Corporate Secretary, Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802. The board of directors has approved a process pursuant to which the Corporate Secretary shall review and forward correspondence to the appropriate director or group of directors for response.
PROPOSAL 1 — ELECTION OF DIRECTORS
Our eleven-member board of directors is divided into three classes — Class I, Class II, and Class III — with each Class I and Class III currently having four board seats and Class II having three board seats. The terms of the Class I directors expire at the 2015 annual meeting, while the terms of the Class II directors expire at the 2016 annual meeting, and the terms of the Class III directors expire at the 2017 annual meeting.
The four current Class I directors are Garrey E. Carruthers, Daniel Cooperman, Frank E. Murray, and John P. Szabo. The directors to be elected as Class I directors at the 2015 annual meeting will serve until the 2018 annual meeting. All directors serve until the expiration of their respective terms and until their respective successors are elected and qualified or until such director’s earlier resignation, removal from office, death, or incapacity. Each nominee receiving more votes for his election than votes against his or her election will be elected.
The board of directors, upon recommendation of the corporate governance and nominating committee, has nominated three of the incumbent Class I directors — Garrey E. Carruthers, Daniel Cooperman, and Frank E. Murray — for election as Class I directors at the 2015 annual meeting. Mr. Szabo, the fourth incumbent Class I director, has decided not to seek re-election. Therefore, in conjunction with the 2015 annual meeting, Class I of the board will be reduced to three board seats, and the overall size of the board will be reduced to ten directors. The board believes that each of the three Class I nominees have demonstrated that they possess the requisite and complementary skill sets and expertise needed to provide strategic counsel and to oversee the key risks facing the Company. More specifically, Dr. Carruthers has extensive experience and expertise in federal and state government, business, and academia; Mr. Cooperman has extensive experience and expertise in large company corporate governance, technology, and compliance issues; and Dr. Murray has extensive experience and expertise in managing medical quality programs in medical groups and hospitals, and health policy issues.
Proxies can only be voted for the three named nominees.
In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the board of directors to fill the vacancy. As of the date of this proxy statement, the board of directors is not aware of any nominee who is unable or will decline to serve as a director.

CLASS I DIRECTOR NOMINEES

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Garrey E. Carruthers, 75	President of New Mexico State University

•  Served as Molina Healthcare director since 2012 (Class I director)

•  Chairman of compliance and quality committee

•  Member of corporate governance and nominating committee
•  President of New Mexico State University since 2013
•  Served as Dean of the College of Business of New Mexico State University from 2003 to 2013

•  Served as New Mexico State University’s Vice President for Economic Development from 2006 to 2013

•  Served as the Director of the University’s Pete V. Domenici Institute since 2009

•  Was the President and Chief Executive Officer of Cimarron Health Plan in New Mexico from 1993 to 2003

•  From 1987 to 1990, served a term as the Governor of the state of New Mexico

•  From 1981 to 1984, served as Assistant Secretary of the U.S. Department of the Interior

•  Holds a Ph.D. in economics from Iowa State University

Daniel Cooperman, 64	Of Counsel, DLA Piper LLP (US)

•  Served as Molina Healthcare director since 2013 (Class I director)

•  Chairman of corporate governance and nominating committee

•  Member of audit committee
•  Member of technology and information security subcommittee

•  Member of the Board of Directors of LegalZoom.Com, Inc. from 2012 until its change of control in 2014, an online provider of legal documents and related services to consumers and small businesses
• Member of the Board of Directors of Liffey Thames Group, LLC dba Discovia, a provider of eDiscovery services to corporations and law firms

•  Member of the Board of Directors of Nanoscale Components Inc. since 2012, a nanoscale capacitor development and manufacturing company

•  Chairman of the Board of Directors of Second Harvest Food Bank of Santa Clara and San Mateo Counties; member since 2010

•  Of counsel to Bingham McCutchen, LLP, a global law firm, from 2010 to 2014

•  Senior Vice President, Secretary, and General Counsel of Apple Inc. from 2007 to 2009

•  Senior Vice President, Secretary, and General Counsel of Oracle Corporation from 1997 to 2007

•  Partner, McCutchen, Doyle, Brown & Enersen, LLP from 1977 to 1997

•  Lecturer, Stanford Law School since 2010

•  Fellow, Arthur and Toni Rembe Rock Center for Corporate Governance, Stanford Law School and Graduate School of Business since 2012

•  Juris Doctorate, 1976 Stanford Law School

•  MBA, 1976 Stanford Graduate School of Business
• Graduated Dartmouth College with an A.B. in Economics with highest distinction

Frank E. Murray, M.D., 84	Retired Private Medical Practitioner

•  Served as Molina Healthcare director since 2004 (Class I director)

•  Member of corporate governance and nominating committee and compliance and quality committee

•  Has over 40 years of experience in the health care industry, including significant experience as a private practitioner in internal medicine

•  Previously served on the boards of directors of the Kaiser Foundation Health Plans of Kansas City, of Texas, and of North Carolina, and served for 12 years as medical director and chairman of Southern California Permanente Medical Group

•  Served on the board of directors of both the Group Health Association of America and the National Committee for Quality Assurance (NCQA)

•  Retired as medical practitioner in 1995

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE THREE NOMINEES LISTED ABOVE.

DIRECTORS WHOSE TERMS ARE NOT EXPIRING

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

J. Mario Molina, M.D., 56	President and Chief Executive Officer, Molina Healthcare

•  Served as president and chief executive officer of Molina Healthcare since succeeding his father and Company founder, Dr. C. David Molina, in 1996

•  Served as chairman of the board since 1996 (Class III director)

•  Served as medical director of Molina Healthcare from 1991 through 1994 and was vice president responsible for contracting and provider relations, member services, marketing, and quality assurance from 1994 to 1996

•  Earned an M.D. from the University of Southern California and performed medical internship and residency at the Johns Hopkins Hospital

•  Received certification from the American Board of Internal Medicine in Internal Medicine and Endocrinology and Metabolism

•  Brother of John C. Molina, Molina Healthcare’s chief financial officer

Charles Z. Fedak, 63	Founder, Charles Z. Fedak & Co., CPAs

•   Served as Molina Healthcare director since 2002 (Class II director)

•   Member of audit committee and compensation committee; audit committee financial expert

•   Certified public accountant since 1975

•   Founded Charles Z. Fedak & Co., Certified Public Accountants, in 1981

•   Employed by KPMG from 1975 to 1980

•   Employed by Ernst & Young LLP from 1973 to 1975

•   Holds MBA degree from California State University, Long Beach

•   Molina Healthcare audit committee financial expert

Steven G. James, 57	Audit Partner, Ernst & Young LLP, Retired

•  Served as Molina Healthcare director since 2013 (Class II director)

•  Member of audit committee and compliance and quality committee; audit committee financial expert
•  Member of technology and information security subcommittee

•  Has 30 years experience supervising audits of public and private healthcare companies

•  Partner, Ernst & Young LLP, from 1992 to 2009; previously with Ernst & Whinne(predecessor to Ernst & Young LLP) from 1979

•  Leader of Ernst & Young Pacific Southwest Area Health Sciences audit and business advisory services practice from 2005 to 2009

•  Bachelor of Science degree in Business Administration with an emphasis in accounting from University of Redlands

•  Certified Public Accountant (active and in good standing)

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

John C. Molina, 50	Chief Financial Officer, Molina Healthcare

•  Served as Molina Healthcare director since 1994 (Class II director)

•  Member of compliance and quality committee

•  Executive vice president, financial affairs, since 1995, treasurer since 2002, and chief financial officer since 2003

•  Member of the Federal Reserve Bank of San Francisco board of directors, Los Angeles branch
•  Chairman of the Board of Directors of Aquarium of the Pacific

•  Past president of the California Association of Primary Care Case Management Plans

•  J.D. from the University of Southern California School of Law

•  Brother of J. Mario Molina, M.D., Molina Healthcare’s chief executive officer

Steven J. Orlando, 63	Founder, Orlando Company

•  Served as Molina Healthcare director since 2005 (Class III director)

•  Chairman of audit committee; audit committee financial expert
•  Member of compensation committee

•  Has over 40 years of business and corporate finance experience

•  From 1988 to 1994 and from 2000 to the present, has operated his own financial management and business consulting practice, Orlando Company

•  Served as Greater Sacramento Bancorp director and chairman of its audit committee from January 2009 to January 2015

•  Served on multiple corporate boards, including service as chairman of the audit committee for Pacific Crest Capital, Inc., a Nasdaq-listed corporation

•  Certified public accountant (inactive)

Ronna E. Romney, 71	Director, Park-Ohio Holding Corporation

•  Served as Molina Healthcare director since 1999 (Class III director)

•  Lead independent director

 •  Member of compensation committee and corporate governance and nominating committee

•  Director of Molina Healthcare of Michigan from 1999 to 2004

•  Since 2001 to present, served as director for Park-Ohio Holdings Corp., a publicly traded logistics and manufacturing company

•  Candidate for the United States Senate for state of Michigan in 1996

•  From 1989 to 1993, appointed by President George H. W. Bush to serve as Chairwoman of the President’s Commission on White House Fellowships

•  From 1984 to 1992, served as the Republican National Committeewoman for the state of Michigan

•  From 1985 to 1989, appointed by President Ronald Reagan to serve as Chairwoman of the President’s Commission on White House Presidential Scholars

•  From 1982 to 1985, appointed by President Ronald Reagan to serve as Commissioner of the President’s National Advisory Council on Adult Education

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Dale B. Wolf, 60	President and CEO, DBW Healthcare, Inc.

•  Served as Molina Healthcare director since 2013 (Class III director)

•  Chairman of the compensation committee

 •  Member of the corporate governance and nominating committee
 •  Executive Chairman, Correctional Healthcare Companies, Inc., a national provider of correctional healthcare solutions that improve public safety, manage risk, reduce recidivism, and extend budgetary resources, from December 2012 to July 2014
•  Chief Executive Officer of Coventry of Health Care, Inc. from 2005 to 2009
 •  Executive Vice President, Chief Financial Officer, and Treasurer of Coventry Health Care, Inc. from 1996 to 2004
•  Member of the Board of Directors of Correctional Healthcare Companies, Inc. from December 2012 to July 2014
•  Member of the Board of Directors of Coventry Healthcare, Inc. from January 2005 to April 2009

•  Member of the Board of Directors of Catalyst Health Solutions, Inc. from 2003 to 2012

•  Graduated Eastern Nazarene College with a Bachelor of Arts degree in Mathematics, with honors
•  Completed MIT Sloan School Senior Executive Program
•  Fellow in the Society of Actuaries since 1979

Meetings of the Board of Directors and Committees
During 2014, the board of directors met ten times, the audit committee met six times, the corporate governance and nominating committee met six times, the compensation committee met seven times, the compliance and quality committee met four times, and the technology and information security subcommittee of the audit committee organized in October 2014 met one time during 2014. In addition, in March 2014, the board organized a transaction committee to review and evaluate a potential strategic opportunity. During 2014, the transaction committee met six times until it completed its work at the end of June 2014.
Each director attended at least 75% of the total number of meetings of the board and board committees of which he or she was a member in 2014, and each director attended the 2014 annual meeting of stockholders held on April 30, 2014.
Meetings of Non-Management Directors
The Company’s non-management directors meet in executive session without any management directors in attendance each time the full board convenes for a regularly scheduled in-person board meeting, which is usually four times each year, and, if the board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead independent director presides at each executive session of the non-management directors.
Board Leadership Structure
Dr. J. Mario Molina currently serves as both the Company’s chairman of the board and its chief executive officer. The board believes that Dr. Molina’s serving in these dual roles provides for productive and transparent communications between management and the board. In addition, the board strongly supports having an independent director in a board leadership position at all times. The board has appointed Ronna E. Romney, one of its independent members, as lead independent director, and has invested her with significant authority and responsibilities. Having an independent lead director enables non-management directors to raise issues and concerns for board consideration without immediately involving management. The Company’s board has determined that the current board leadership structure, with a combined chairman and chief executive officer, along with a separate lead independent director, is the most appropriate structure at this time.
The authority and responsibilities of the lead independent director are detailed in the Company’s Corporate Governance Guidelines. The independent director shall preside at all meetings of the board at which the chairman of the board is not present, assume the responsibility of chairing the regularly scheduled meetings of independent directors, and serve as the primary interface between the independent directors, the chief executive officer, and the chairman of the board, as applicable, in communicating the matters discussed during the session where the chief executive officer or the chairman of the board was not present. In addition to any other responsibilities that the independent directors as a whole might designate from time to time, the lead independent director is also responsible for approving: (i) the quality, quantity, and timeliness of the information sent to the board, (ii) the meeting agenda items for the board, and (iii) the meeting schedules of the board to assure that there is sufficient time for discussion of all agenda items. The lead independent director has the authority to call meetings of the independent directors and to set the agendas for such meetings. If requested by major stockholders of the Company, the lead independent director is responsible for ensuring that she is available, when appropriate, for consultation and direct communication in accordance with procedures developed by the Company and the lead independent director.

Board’s Role in Risk Oversight
While management is responsible for designing and implementing the Company’s risk management process, controls, and oversight, the board, both as a whole and through its committees, has overall responsibility for oversight of the Company’s risk management. The board regularly receives reports on risks from senior management with respect to the Company’s management of major risks, including efforts to identify, assess, manage, and mitigate risks that may affect the Company’s ability to execute on its corporate strategy and fulfill its business objectives. The board’s role is to oversee this effort and to consult with management on the effectiveness of risk identification, measurement, and monitoring processes, and the adequacy of staffing and action plans, as needed.  The Company has also instituted a management Enterprise Risk Management Committee to assess the risks of the Company. In addition, the compensation committee reviews compensation programs to ensure that they do not encourage unnecessary or excessive risk-taking.
Committees of the Board of Directors
The four standing committees of the board of directors are: (i) the audit committee; (ii) the corporate governance and nominating committee; (iii) the compensation committee; and (iv) the compliance and quality committee. In October 2014, the board of directors approved the formation of a technology and information security subcommittee of the audit committee.
The audit committee performs a number of functions, including: (i) reviewing the adequacy of the Company’s internal system of accounting controls, (ii) meeting with the independent auditors and management to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent auditors on the results, scope, and terms of their work, and the recommendations of the independent auditors concerning the financial practices, controls, procedures, and policies employed by the Company, (iii) resolving disagreements between management and the independent auditors regarding financial reporting, (iv) reviewing the financial statements of the Company, (v) selecting, evaluating, and, when appropriate, replacing the independent auditors, (vi) reviewing and approving fees to be paid to the independent auditors, (vii) reviewing and approving all permitted non-audit services to be performed by the independent auditors, (viii) establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, (ix) considering other appropriate matters regarding the financial affairs of the Company, and (x) fulfilling the other responsibilities set out in its charter, as adopted by the board. The report of the audit committee required by the rules of the SEC is included in this proxy statement.
The audit committee consists of Mr. Orlando (Chair), Mr. Cooperman, Mr. Fedak, Mr. James, and Mr. Szabo. Since Mr. Szabo will not stand for re-election as a director at the annual meeting, he will no longer be a member of the audit committee as of May 6, 2015. The board has determined that each of Mr. Fedak, Mr. James, and Mr. Orlando qualify as an “audit committee financial expert” as defined by the SEC. In addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each member of the audit committee is independent within the meaning of the corporate governance rules of the NYSE. Each member of the audit committee is also financially literate. The audit committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
Effective October 2014, the board of directors organized a technology and information security subcommittee of the audit committee. The subcommittee’s primary duties and responsibilities include but are not limited to the following: (i) assessing and monitoring the Company’s management of risks regarding technology, cybersecurity and data security, privacy, and disaster recovery; (ii) providing a forum to review, evaluate, monitor, and provide feedback on technology related matters, including strategies, objectives, capabilities, initiatives, and policies; and (iii) performing such other tasks related to the monitoring of the Company’s technology and information security functions as the board of directors may delegate to the subcommittee from time to time. The technology and information security subcommittee of the audit committee consists of three directors, Mr. Cooperman, Mr. Orlando, and Mr. James, as well as the Company’s chief information officer and the Company’s chief information security officer.
The corporate governance and nominating committee is responsible for identifying individuals qualified to become board members and recommending to the board the director nominees for the next annual meeting of stockholders. It leads the board in its annual review of the board’s performance and recommends to the board members for each committee of the board. The committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the board the Corporate Governance Guidelines and monitoring Molina Healthcare’s compliance with these Guidelines. The committee is responsible for reviewing potential conflicts of interest involving directors, executive officers, or their immediate family members. The committee also reviews Molina Healthcare’s Code of Business Conduct and Ethics and other internal policies to help ensure that the principles contained in the Code are being incorporated into Molina Healthcare’s culture and business practices.
The corporate governance and nominating committee consists of Mr. Cooperman (Chair), Gov. Carruthers, Dr. Murray, Ms. Romney, and Mr. Wolf, each of whom is “independent” under the NYSE listing standards and the Company’s Corporate

Governance Guidelines. The corporate governance and nominating committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
The compensation committee is responsible for determining the compensation for Dr. Molina, our chief executive officer and for John Molina, our chief financial officer, and also approves the compensation Dr. Molina recommends as chief executive officer for the other named executive officers. The committee reviews and discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends to the board that the Compensation Discussion and Analysis be included in Molina Healthcare’s proxy statement filing with the SEC. In addition, the committee administers Molina Healthcare’s 2002 Equity Incentive Plan and the 2011 Equity Incentive Plan. The committee also works with the board with respect to matters of succession planning for the chief executive officer, the chief financial officer, and other senior executive officers of the Company.
Each committee has the authority to retain special consultants or experts to advise the committee, as the committee may deem appropriate or necessary in its sole discretion. From time to time, the compensation committee has retained a compensation consultant to provide the committee with comparative data on executive compensation and advice on Molina Healthcare’s compensation programs for senior management.
The compensation committee consists of Mr. Wolf (Chair), Mr. Fedak, Mr. Orlando, Ms. Romney, and Mr. Szabo. Since Mr. Szabo will not stand for re-election as a director at the annual meeting, he will no longer be a member of the compensation committee as of May 6, 2015. The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the compensation committee is independent according to the corporate governance rules of the NYSE. In addition, each of the members of the committee is a “non-employee director” as defined in Section 16 of the Securities Exchange Act of 1934, as amended, and is also an “outside director” as defined by Section 162(m) of the Internal Revenue Code.
A copy of the compensation committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
The compliance and quality committee consists of Gov. Carruthers (Chair), Mr. James, Dr. Murray, and John Molina. With the exception of Mr. Molina, all members of the compliance and quality committee are “independent” under the NYSE listing standards and the Company’s Corporate Governance Guidelines. The compliance and quality committee, together with the audit committee, assists the board of directors in its oversight of the Company’s compliance with applicable legal, regulatory, and quality requirements. Whereas the audit committee has oversight over matters of financial compliance (e.g., accounting, auditing, financial reporting, and investor disclosures), as to all other areas of compliance (“non-financial compliance”), the compliance and quality committee has oversight responsibility in the first instance. However, the two committees coordinate their review of major compliance matters, including the overall state of compliance, significant legal or regulatory compliance exposures, and material reports or inquiries from regulators. The compliance and quality committee also is responsible for overseeing the Company’s compliance and quality programs and monitoring their performance. Relative to quality activities, the compliance and quality committee assists the board of directors in the general oversight of the Company's quality-related activities, policies, and practices that relate to promoting member health, providing access to cost-effective quality health care, and advancing safety and efficacy for members. The compliance and quality committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
The transaction committee organized in March 2014 consisted of Ronna Romney (Chair), John P. Szabo, Dale Wolf, and Daniel Cooperman.
Involvement in Certain Legal Proceedings
There are no legal proceedings to which any director, officer, nominee, or principal stockholder, or any affiliate thereof, is a party adverse to the Company or has a material interest adverse to the Company.
Non-Employee Director Compensation
2014 Director Compensation
The compensation committee makes recommendations to the board with respect to the compensation level of directors, and the board determines the directors' compensation. Effective as of the 2014 annual meeting date all meeting fees were eliminated and non-employee director cash compensation consisted of the following cash components:

•	annual cash retainer of $100,000 to each director;

•	annual retainer of $30,000 to the lead independent director;

•	annual retainer of $27,500 to the chair of the audit committee;

•	annual retainer of $22,500 to the chairs of each of the corporate governance and nominating committee, the compensation committee, and the compliance and quality committee;

•	annual retainer of $15,000 for each member of the audit committee; and

•	annual retainer of $12,500 for each member of the corporate governance and nominating committee, the compensation committee, and the compliance and quality committee.

Members of the technology and information security subcommittee of the audit committee do not receive any additional retainers or fees in connection with their membership in such subcommittee. Each member of the transaction committee received a monthly retainer of $5,000 per month for his service on the transaction committee, and the chair of the transaction committee received a monthly retainer of $6,000 per month.
The Company also reimburses its board members for travel, food, and lodging expenses incurred in attending board and committee meetings or performing other services for the Company in their capacities as directors. Directors who are employees of the Company or its subsidiaries do not receive any compensation for their services as directors. In 2014, the two directors who were employees of the Company were Dr. J. Mario Molina, our chief executive officer, and John Molina, our chief financial officer.
In addition, to link the financial interests of the non-employee directors to the interests of the stockholders, encourage support of the Company’s long-term goals, and align director compensation to the Company’s performance, the total value of the equity award to each director for 2014-15 was $250,000. One quarter of that amount, or $62,500 of restricted stock, was granted on the first day of each quarter (starting on July 1, 2014) based on the closing price of the Company’s stock on the last trading day of the preceding quarter. Such equity awards may be rounded up or down to account for fractional shares in the computation.
NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)(2)
Garrey E. Carruthers, Ph.D.	127,625	126,113	—	—		253,738
Daniel Cooperman	154,375	126,113	—	—		280,488
Charles Z. Fedak	135,250	126,113	—	—		261,363
Steven G. James	126,875	126,113	—	—		252,988
Frank E. Murray	118,250	126,113	—	239,232	(3)	483,595
Steven J. Orlando	140,250	126,113	—	—		266,363
Ronna E. Romney	179,875	126,113	—	—		305,988
John P. Szabo, Jr.	154,000	126,113	—	—		280,113
Dale B. Wolf	147,750	126,113	—	—		273,863

(1)
The amounts reported as Stock Awards and Option Awards reflect the fair value of grants made as of the date of grant under the Company’s 2011 Equity Incentive Plan in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.” The non-employee directors compensation program described above provides for an annual equity award valued at $250,000 for each director, or $62,500 per quarter. However, because the computation of shares to be issued each quarter is based on the closing price of the Company's stock on the last trading day of the preceding quarter, the aggregate fair value of the award on the grant date (which is the next day) will generally be different than $62,500.

(2)
The amounts shown represent the aggregate grant date fair value of the awards, using the closing price of our common stock on July 1, 2014, or $46.10 per share, and October 1, 2014, or $41.66 per share. The amounts shown do not include the grant of restricted stock awards in the targeted amount of $62,500 made to each director on January 1, 2015 and April 1, 2015.  On an annual basis (from the 2014 annual shareholders’ meeting to the 2015 annual shareholders’ meeting), the total value of restricted stock granted to each non-employee director is approximately $250,000, and thus the "Total" compensation shown in the column above, if such 2015 grant amounts were included, would be $125,000 greater than the amounts shown.  As discussed on the following page, such annual stock award amount will be reduced to $220,000 following the 2015 annual stockholders’ meeting.

(3)
On February 20, 2014, Dr. Murray exercised 21,000 options. The exercise price was $24.98 per share, compared with a market value of $36.37 per share. The amount shown represents the aggregate difference between the market value of the shares and the option exercise price.

2015 Director Compensation
The compensation committee periodically reviews benchmarking assessments of director compensation at comparable companies. In early 2014, the committee determined to adjust director compensation effective as of the 2014 annual meeting date to make it better in line with market levels, with an initial transition over a two-year period commencing in 2014 towards compensation at the 75th percentile of the peer group. During the third quarter of 2014, the compensation committee retained Arthur J. Gallagher & Co. to conduct a total compensation study of the amounts paid to the directors of the Company. Arthur J. Gallagher & Co. (formerly James F. Reda & Associates, a Division of Gallagher Benefit Services, Inc.) is the same compensation consultant that the committee has used to conduct the 2015 compensation study for the named executive officers and benchmarking studies in prior years for the Company's directors and named executive officers. Other than the services provided to the Company by the consulting firm in connection with the compensation studies for the directors and named executive officers, the consulting firm does not provide any other services to the Company
The compensation committee reviewed the independence of Arthur J. Gallagher & Co. in light of SEC rules and NYSE listing standards, including the following factors: (1) other services provided to the Company by the consulting firm; (2) fees paid by the Company as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the compensation consultant and a member of the compensation committee; (5) any company stock owned by the compensation consultant; and (6) any business or personal relationships between the Company's executive officers and the senior advisor. The compensation committee discussed these considerations and concluded that the compensation consultant’s work for the committee does not raise any conflict of interest.
Arthur J. Gallagher & Co developed a peer comparison group, which was the same group used in the executive compensation study, made up of the following 18 health care service companies:

1. Centene Corporation	10. Community Health Systems, Inc.
2. WellCare Health Plans, Inc.	11. Laboratory Corporation of America Holdings
3. Health Net, Inc.	12. Magellan Health Services Inc.
4. DaVita HealthCare Partners Inc.	13. Kindred Healthcare, Inc.
5. Tenet Healthcare Corporation	14. Team Health Holdings, Inc.
6. Catamaran Corp	15. Select Medical Holdings Corporation
7. Universal Health Services, Inc.	16. Brookdale Senior Living Inc.
8. Quest Diagnostics Incorporated	17. Omnicare, Inc.
9. LifePoint Hospitals, Inc.	18. Universal American Corp.
The market study concluded that overall, the Company's design for director compensation was in line with the peer group and overall market trends, although the total compensation for our directors was above market primarily due to the equity value of the compensation component. The Company’s director compensation in 2014 was weighted slightly higher toward equity compensation than was the case with the peer group. Equity compensation of the Company's directors in 2014 accounted for 66% of total director compensation, compared with 59% of the peer group. The annual equity value of $250,000 for each director was at the 88th percentile of the equity value for director compensation for the peer group. Rather than granting directors a fixed number of shares, which could lead to spikes in value due to stock price volatility, the Company grants directors stock based on a specified dollar amount as of the end of each fiscal quarter, resulting in smoother and less unpredictable volatility in the total amount of director compensation.
Effective after the 2015 annual meeting, the board of directors has decided to further decrease the annual equity compensation paid to each director to $220,000. One quarter of that amount, or $55,000 of restricted stock, will be granted on the first day of each quarter based on the closing price of the Company's stock on the last trading day of the preceding quarter. This further reduction will bring total director compensation closer to the compensation of the 75th percentile of the peer group.

Stock Ownership Guidelines for Directors
The board of directors of the Company believes that individual directors should own and hold a reasonable number of shares of common stock of the Company to further align the director’s interests and actions with those of the Company’s stockholders, and also to demonstrate confidence in the long-term prospects of the Company.
The Company's Stock Ownership Guidelines as adopted by the board of directors in March 2013 provide that directors shall own shares of the Company’s stock equal in value to at least three (3) times the aggregate annual cash retainer amounts payable to the director. The value of a director’s holdings shall be based on the average closing price of a share of the Company’s stock for the previous calendar year. Shares that satisfy these guidelines may be those owned directly, through a trust, or by a spouse or children, and shall include shares purchased on the open market, vested or unvested shares of restricted stock, or exercised and retained option shares. Until a director’s stock ownership requirement is met, the director must retain at least 50% of all “net settled shares” received from the vesting, delivery, or exercise of equity awards granted under the Company’s equity award plans until the total value of all shares held equals or exceeds the director’s applicable ownership threshold. “Net settled shares” generally refers to those shares that remain after the payment of (i) the exercise price of stock options or purchase price of other awards, (ii) all applicable withholding taxes, and (iii) any applicable transaction costs. Shares that are pledged shall not be counted toward the director’s ownership requirements.
Non-employee directors must comply with the stock ownership guidelines within five (5) years of their election to the board of directors. Each director of the Company satisfied the stock ownership guidelines as of December 31, 2014.
Executive Officers
Two of our directors, J. Mario Molina, M.D. and John C. Molina, J.D., and the following persons were our executive officers at December 31, 2014.
Terry P. Bayer, 64, has served as our chief operating officer since November 2005. She had formerly served as our executive vice president, health plan operations since January 2005. Ms. Bayer has 33 years of healthcare management experience, including staff model clinic administration, provider contracting, managed care operations, disease management, and home care. Since March 2014, Ms. Bayer has served as a director and member of the compensation and organization committee of California Water Services Group. From 2006 – 2008 Ms. Bayer served on the board of Apria Healthcare Group Inc. Prior to joining us, her professional experience included regional responsibility at FHP, Inc. and multi-state responsibility as regional vice-president at Maxicare; Partners National Health Plan, a joint venture of Aetna Life Insurance Company and Voluntary Hospital Association (VHA); and Lincoln National. She has also served as executive vice president of managed care at Matria Healthcare, president and chief operating officer of Praxis Clinical Services, and as Western Division President of AccentCare. She holds a Juris Doctorate degree from Stanford University, a Master of Public Health degree from the University of California, Berkeley, and a Bachelor’s degree in Communications from Northwestern University.
Joseph W. White, 56, has served as our chief accounting officer since 2007. He had formerly served as our vice president of accounting since 2003. In his role as chief accounting officer, Mr. White is responsible for oversight of the Company’s accounting, reporting, forecasting, budgeting, actuarial, and treasury functions. Mr. White has almost 30 years of financial management experience in the health care industry. Prior to joining the Company in 2003, Mr. White worked for Maxicare Health Plans, Inc. from 1987 through 2002. Mr. White holds a Master’s degree in Business Administration and a Bachelor’s degree in Commerce from the University of Virginia. Mr. White is a Certified Public Accountant.
Jeff D. Barlow, Esq. 52, has served as our chief legal officer and secretary since 2010. Prior to that, Mr. Barlow had served as vice-president, assistant corporate secretary, and associate general counsel of Molina Healthcare since 2004. As chief legal officer, Mr. Barlow is responsible for setting the overall legal strategy for the Company and its subsidiaries, and for providing legal counsel to senior management and the board of directors. Mr. Barlow has 25 years of legal experience, including counseling clients regarding federal securities laws, corporate governance, mergers and acquisitions, and litigation. Mr. Barlow graduated from the University of Utah with a Bachelor of Arts degree in 1987, with a minor in Latin. Additionally, Mr. Barlow received his Juris Doctorate degree, cum laude, from the University of Pittsburgh School of Law in 1990, and his Master of Public Health degree from the University of California, Berkeley in 1995. Mr. Barlow is a member of the American Bar Association, California State Bar Association, Arizona State Bar Association, the American Health Lawyers Association, and the American Academy for the Advancement of Science.
Executive officers are appointed annually by the board of directors, subject to the terms of their employment agreements.

AUDIT MATTERS
Audit Committee Report
The audit committee (“committee”) operates under a charter that specifies the scope of the committee’s responsibilities and how it carries out those responsibilities.
The board of directors has determined that all five members of the committee are independent based upon the standards adopted by the board, which incorporate the independence requirements under applicable laws, rules, and regulations.
Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, the Company’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and procedures. The committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.
The committee’s meetings facilitate communication among the members of the committee, management, the internal auditors, and the Company’s independent auditors. The committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their examinations and their observations and recommendations regarding the Company’s internal controls. The committee also discussed with the Company’s independent auditors all communications required by generally accepted auditing standards.
The committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2014 with management, the internal auditors, and the Company’s independent auditors.
The committee has received the written disclosures required by PCAOB Rule 3526 — “Communication with Audit Committees Concerning Independence.” The committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence, and satisfied itself as to the auditors’ independence.
The committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit related, and tax compliance services. The committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.
Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the committee charter, the committee recommended to the board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Audit Committee

Steven J. Orlando, CPA (inactive), Chair
Daniel Cooperman
Charles Z. Fedak, CPA, MBA
Steven G. James, CPA
John P. Szabo, Jr.

EXECUTIVE COMPENSATION
Compensation Committee Report
The compensation committee has reviewed and discussed the following Compensation Discussion and Analysis with the members of management of the Company. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Dale B. Wolf, Chairman
Charles Z. Fedak, CPA, MBA
Steven J. Orlando, CPA (inactive)
Ronna E. Romney
John P. Szabo, Jr.

March 24, 2015
Compensation Discussion and Analysis
This Compensation Discussion and Analysis ("CD&A") describes the compensation earned by our named executive officers for 2014, and explains the material elements of their compensation. In addition, this discussion describes the objectives of the Company’s compensation programs, including why the Company chose to pay or not to pay each particular compensation element, how the Company determined the amount or formula for each element, how each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives, and how the Company has considered the results of the most recent stockholder advisory vote on executive compensation in determining compensation policies and decisions.
This CD&A is focused on the compensation of our president, chief executive officer, and chairman, and the other four executive officers included in the Summary Compensation Table below, whom we collectively refer to in this proxy statement as our "named executive officers." For 2014, our named executive officers were:

•	Dr. J. Mario Molina, president, chief executive officer, and chairman;

•	John Molina, chief financial officer;

•	Terry Bayer, chief operating officer;

•	Joseph W. White, chief accounting officer; and

•	Jeff D. Barlow, chief legal officer and secretary.
2014 Financial Performance Metrics
The principal metrics of our 2014 financial performance affecting the compensation of our named executive officers include the following:

•	EBITDA of $305 million, with an EBITDA margin of 3.16%.

•	Net income per diluted share, continuing operations, of $1.30.

•	Total Stockholder Return (TSR) of 54.0%.

•	Total revenue of $9.7 billion, a 46.7% increase from 2013, of which $9.2 billion consisted of premium and service revenues from continuing operations, a 44.6% increase from 2013.

The Company's Compensation Philosophy
Our overall compensation philosophy is to pay our named executive officers at relevant market rates as determined by peer group comparisons, and also to pay for performance. Compensation decisions are based on rewarding what promotes our corporate mission and creates long-term stockholder value. The Company believes that it has balanced the need to retain, motivate, and reward its executive officers fairly and competitively, while incorporating performance metrics that incentivize long-term contributions to sustained profitability.
The Role of the Compensation Committee
The compensation committee has primary responsibility for overseeing and reviewing the design and structure of the Company’s compensation programs. The committee seeks to align the interests of management with the interests of the Company’s stockholders by linking pay with performance. Doing so, we believe, incentivizes performance which promotes the ultimate objective of increasing stockholder value. Further, the compensation committee is directly responsible for evaluating the performance of and determining the compensation paid to our chief executive officer and our chief financial officer. The compensation committee is also responsible for evaluating and approving the compensation levels of our other named executive officers as recommended to the committee by the chief executive officer.
Executive Pay Study for 2014
As part of the 2014 compensation process, and in an effort to assess where the Company’s current compensation levels and programs then stood for the Company’s named executive officers in relation to the compensation levels of the Company’s industry peers, in the fourth quarter of 2013 the compensation committee engaged James F. Reda & Associates, a Division of Gallagher Benefit Services, Inc. ("Arthur J. Gallagher & Co.") to conduct a total compensation study for the Company’s named executive officers. Arthur J. Gallagher & Co. is the same compensation consultant that the committee has used in prior years to conduct benchmarking studies for the Company’s top executive officers, including the Company’s chief executive officer and chief financial officer. Arthur J. Gallagher & Co. reported directly and exclusively to the compensation committee with respect to executive compensation matters.
In its study of the named executive officers’ compensation, Arthur J. Gallagher & Co. used the same 18-company peer group previously identified by the International Shareholder Services Inc., or ISS, to be used in 2014 for the Company’s 2013 compensation analysis to assess the Company’s relative pay for performance and to determine its voting recommendations. The peer group consisted of managed care companies, health care facilities, and health care service companies with revenues between 40% and 250% of the Company’s revenues, as follows: Centene Corporation, WellCare Health Plans, Inc., Health Net, Inc., DaVita HealthCare Partners Inc., Tenet Healthcare Corporation, Catamaran Corp, Universal Health Services, Inc., Quest Diagnostics Incorporated, LifePoint Hospitals, Inc., Health Management Associates, Community Health Systems, Inc., Laboratory Corporation of America, Magellan Health Services Inc., Kindred Healthcare, Inc., Team Health Holdings, Inc., Select Medical Holdings Corporation, Brookdale Senior Living Inc., and Omnicare, Inc. The market study concluded that, for all five named executive officer positions combined, base salaries and target cash compensation were between the 50th and 75th percentiles of the peer group, but equity compensation levels in 2013 were above the 75th percentile.

For 2014, the compensation committee decided to continue targeting base salaries and short-term cash bonus compensation at levels between the 50th and 75th percentiles. However, the compensation committee decided to substantially reduce from 2013 levels targeted equity compensation in order to make 2014 awarded equity compensation roughly equal to the 50th percentile of the peer group. In addition, the 2014 equity compensation was made subject to longer-term pay-for-performance requirements, with the vesting of 60% of 2014 equity compensation being subject to hard-to-achieve three-year metrics not determinable until December 31, 2016.
Elements of Compensation
The Company’s compensation program consists of three primary elements: (i) base salary; (ii) annual short-term performance-based cash bonus awards; and (iii) annual longer-term equity-based incentive compensation awards, primarily in the form of restricted stock subject to particular vesting requirements. Additional compensation elements include various benefit plans, such as a 401(k) and deferred compensation plan, and severance and change in control benefits.
Base Salary. The objective of base salary is to reflect the executive’s fundamental job responsibilities. In 2014, the named executive officers were paid competitive base salaries determined by the evaluation of several factors, including the base salary levels of corresponding officers at peer companies, critical skills, job history, and unique roles or abilities of the executive. The base salary of our chief executive officer for 2014 was unchanged from 2013. Likewise, the base salaries of our other named executive officers for 2014 were also unchanged from 2013, with the exception of Mr. Barlow, our chief legal officer, whose base salary was increased from $425,000 to $475,000. The executives’ base salary is the only element of their compensation that is fixed and predetermined. Since the Company is a pay-for-performance company, only 12.7% of the chief executive officer’s total 2014 compensation, and, on average, 28.8% of the other named executive officers’ total 2014 compensation opportunity, was for a fixed or predetermined amount. Such percentages would have been lower if annual cash incentives, which were based on the Company's achieving a certain EBITDA threshold, would have been paid to the named executive officers for the year 2014. Because that EBITDA threshold was not achieved no short-term cash bonus was paid to the named executive officers for 2014.
Annual Short-Term Cash Bonus Incentives. Our compensation program provides for an annual cash bonus that is entirely performance linked. The objective of the program is to compensate executives based on the achievement of specific and objective annual goals that are intended to correlate closely with the growth of stockholder value. The annual incentive bonuses for 2014 were based on the Company’s meeting a specific EBITDA objective, and were not to be paid in the event that such objective was not achieved. Early in 2014, the compensation committee had established a threshold EBITDA metric of $350 million as a condition to the payment of 50% of the executives’ incentive cash bonus opportunity, with payment of 100% of the executives’ incentive cash bonus opportunity tied to 2014 EBITDA of at least $400 million. In the event less than $350 million in EBITDA was earned in 2014, no incentive cash bonus opportunity of any kind would be paid to the named executive officers. The Company did not meet the established threshold EBITDA objective for 2014. therefore, no incentive cash bonus was paid to the named executive officers. We believe this supports and demonstrates our pay for performance philosophy.
2014 Long-Term Equity Based Incentives. The substantial majority of our total compensation package for the named executive officers is based on long-term incentives that are intended to focus their attention on the long-term impacts of their business decisions, and also to more closely align the financial interests of our named executive officers with the interests of our long-term stockholders. In those instances where the relevant long-term performance metric is not achieved, the equity-based compensation does not vest, and thus the compensation is not realized by the executive officers.
For 2014, these long-term incentives for our named executive officers took the form of grants of restricted stock in the following specified amounts:

• Dr. Mario Molina, CEO	191,083 shares
• John Molina, CFO	54,993 shares
• Terry Bayer, COO	46,444 shares
• Joseph White, CAO	26,540 shares
• Jeff Barlow, CLO	21,232 shares
These equity awards to the named executive officers were then divided into five separate elements, with varying vesting provisions. The vesting for three of the five elements is not determinable until the end of the three-year period ending on December 31, 2016; one of the five elements was subject to potential vesting within one year from date of grant; and one of the five elements is subject to time vesting over three years from the date of the grant, as follows:

•
10% of the awards will vest upon the Company’s achieving a three-year TSR as determined by ISS calculations that is greater than the median TSR achieved by the Company’s ISS peer group for the three-year period ending December 31, 2016 (with the peer group comprised of the 18 companies identified by ISS for the year 2014);

•	25% of the awards will vest upon the Company’s achieving a three-year EBITDA margin percentage for the three-year period ending December 31, 2016 equal to or greater than 4.0%;

•	25% of the awards will vest upon the Company’s achieving a cumulative earnings per share (calculated on a GAAP basis) of at least $8.50 for the three year period ending December 31, 2016; and

•
10% of the awards will vest on March 1, 2015 contingent upon the Company’s achieving a one-year Total Stockholder Return as determined by ISS calculations (“TSR”) for fiscal year 2014 that is greater than the average TSR achieved by Centene Corporation and WellCare Group for their fiscal year ending December 31, 2014.

In the event the four specified performance metrics are not achieved, the equity award relating to that particular performance metric will lapse, and thus no long-term compensation will ultimately be paid.

•	The remaining balance of 30% of the restricted stock awards are time vested, vesting in one-third increments on each of March 1, 2015, March 1, 2016, and March 1, 2017.
The Company’s one-year TSR for 2014 was 54.0%. The one-year TSR for Centene Corporation and Wellcare Group was 76.2% and 16.5%, respectively, resulting in an average one-year TSR for the two companies of 46.4%. Therefore, the one-year TSR of the Company exceeded the average one-year TSR of Centene Corporation and Wellcare Group, the one-year TSR comparison metric was achieved, and the related equity awards for that metric vested as of March 1, 2015.
The vesting of the other three performance metrics - representing 55% of the total amount of the named executive officers’ 2014 equity awards - will not be determinable until the end of fiscal year 2016. This is consistent with our long-term incentive philosophy. As of the end of fiscal year 2014, the Company’s one-year TSR is currently greater than the median TSR of the Company’s relevant peer group; the Company’s EBITDA margin for 2014 was 3.16%; and the Company’s earnings per share for 2014 was $1.30. Therefore, as of the end of the first year of the three-year measuring period, the Company is currently on track for the achievement of the first metric, and is not on track for the achievement of the second and third metrics.
Pay Mix
Our pay for performance philosophy can be further depicted by the following graphs which represent both our total compensation mix as well as our long-term incentive plan vehicle mix.
The 2014 Total Compensation Mix graphs illustrate the break-down of the chief executive officer's and the other named executive officers' 2014 total compensation as base salary, long term incentives (performance-based), and long term incentives (service/time-based). Because the Company did not meet the established threshold EBITDA objective for 2014, no incentive cash bonus was paid to the named executive officers. The values in the "Change in Nonqualified Deferred Compensation Earnings" and “All Other Compensation” columns of the Summary Compensation Table have been excluded from this illustration. The value of the 2014 long term incentives (consisting of restricted stock awards) represents the fair market value of such awards on the date of the grant of March 1, 2014, calculated at $37.68 per share. The Other Named Executive Officers percentages are calculated using an average of the individual named executive officers values excluding Dr. Molina.
As the 2014 Total Compensation Mix graph below illustrates, Dr. Molina's base salary represented 12.7% of his total compensation, and the other named executives' base salaries represented 28.8% of their total compensation. Further, 87.3% of Dr. Molina’s total compensation and 71.3% of the other named executive officers’ total compensation were long term incentives consisting of performance-based and service/time-based restricted stock awards. Dr. Molina's long term incentives based on objective performance metrics represented 61.1% of his total compensation, and the other named executives' officers long term incentives based on objective performance metrics represented 49.9% of their total compensation.

2014 TOTAL COMPENSATION MIX
Results of the April 2014 “Say On Pay” Vote and Stockholder Engagement
In 2011, the Company’s stockholders approved a triennial advisory “say-on-pay” vote. The compensation committee monitors the results of the Company’s triennial advisory “say-on-pay” proposal and considers such results as one of many factors in connection with the discharge of its responsibilities. At our April 2014 annual meeting, the compensation of our named executive officers was approved, on an advisory basis, by a 72.5% majority vote, with 18.6% of shares voting against, and 8.9% broker non-votes.
Based on feedback received, we believe that the 18.6% of shares that voted against our say-on-pay proposal based their negative vote primarily on the equity compensation element of our 2013 executive compensation program. For the equity compensation element of our 2014 executive compensation program, both the dollar value and share numbers were substantially reduced from their 2013 levels. In addition, the equity compensation was made subject to longer-term pay-for-performance requirements, with the vesting of 60% of 2014 equity compensation being subject to hard-to-achieve three-year metrics not determinable until December 31, 2016. Further as a result of our stockholder engagement, we are currently in the process of amending the employment agreements of both Dr. Molina and John Molina to remove the excise tax gross-up provisions found in the agreements. We expect such amendments to be completed in the second quarter of 2015. During prior years, based on feedback from our investors, we also adopted defined restrictions on the pledging of our stock by our officers and directors, and imposed stock ownership guidelines for our officers and directors.
As discussed in additional detail below with respect to “2015 Compensation,” the compensation committee will be continuing into 2015 the same pay-for-performance compensation philosophy and approach as it had adopted for 2014, including rigorous long-term equity compensation vesting requirements that closely align executive pay with our long-term business strategy and the performance improvements our investors have indicated to us they would like to see. We continue to value the insights we gain through regular discussions with our investors and through the say-on-pay vote.

Fiscal Year 2015 Compensation
Executive Pay Study for 2015
To evaluate where the current compensation levels of the Company’s named executive officers stand in relation to the compensation levels of executives with the Company’s industry peers, in the third quarter of 2014 the compensation committee engaged Arthur J. Gallagher & Co. (formerly James F. Reda & Associates, a Division of Gallagher Benefit Services) to conduct a total compensation study with respect to the Company’s named executive officers. Arthur J. Gallagher & Co. is the same compensation consultant that the committee has used in prior years to conduct benchmarking studies for the Company’s named executive officers. Arthur J. Gallagher & Co. reports directly and exclusively to the compensation committee with respect to executive compensation matters.
In its study of the named executive officers’ compensation, Arthur J. Gallagher & Co. used an 18-company peer group, 17 of which companies comprise the peer group that International Shareholder Services Inc., or ISS, will be using in 2015 to assess the Company’s relative pay-for-performance for 2014 and to determine its voting recommendations (the single addition to the ISS peer group by Arthur J. Gallagher & Co.was Universal American Corp.). The same peer group was used by Arthur J. Gallagher & Co. in its director compensation study for 2015 as described above. The peer group consists of managed care companies, health care facilities, and health care service companies with revenues between 40% and 200% of the Company’s revenues, as follows:

1. Centene Corporation	10. Community Health Systems, Inc.
2. WellCare Health Plans, Inc.	11. Laboratory Corporation of America Holdings
3. Health Net, Inc.	12. Magellan Health Services Inc.
4. DaVita HealthCare Partners Inc.	13. Kindred Healthcare, Inc.
5. Tenet Healthcare Corporation	14. Team Health Holdings, Inc.
6. Catamaran Corp	15. Select Medical Holdings Corporation
7. Universal Health Services, Inc.	16. Brookdale Senior Living Inc.
8. Quest Diagnostics Incorporated	17. Omnicare, Inc.
9. LifePoint Hospitals, Inc.	18. Universal American Corp.
Of the 18-company peer group used in the 2015 study, 17 companies were used in the 2014 named executive officers executive compensation study Arthur J. Gallagher & Co. had performed for the Company. Universal American Corp. was added to the 2015 study, and Health Management Associates was removed due to its acquisition by Community Health Systems, Inc.
The total compensation paid to Arthur J. Gallagher & Co. during 2014 was approximately $83,654, of which $28,619 related to the 2014 compensation study and $55,035 related to the 2015 compensation study. The market study concluded that the aggregate compensation paid in 2014 to our named executive officers was between the 50th percentile and 75th percentile, except for the chief financial officer whose aggregate compensation was above the 75th percentile.
Based on these findings, the compensation committee decided to leave unchanged the base salaries of the named executive officers for 2015, and also to leave unchanged the baseline short-term cash bonus opportunity of the named executive officers. However, to further incentivize and reward truly exemplary financial performance, with regard to the specific EBITDA bonus metric (as discussed further below) the compensation committee decided to allow for and reward performance up to 150% of the metric opportunity for achievement of $575 million in fiscal year 2015 EBITDA. In addition, taking into account the Company’s very strong one-year and three-year total stockholder returns - which place the Company in the top quartile of the peer group - the compensation committee decided to target total compensation at the 75th percentile by means of increased equity compensation, while at the same time making the vesting of such equity compensation subject to multiple-year premium growth, net profit margin, and pre-tax income performance metrics that are consistent with the Company’s achievement of its long-term strategic plan.
Fiscal Year 2015 Base Salaries
Based on peer group compensation levels and the considerations of compensation philosophy and approach as discussed above, the compensation committee of the Company determined that the base salaries for fiscal year 2015 of all of the named executive officers shall remain unchanged from their fiscal year 2014 levels: Dr. J. Mario Molina’s base salary as chief executive officer shall remain $1,050,000; John Molina’s base salary as chief financial officer shall remain $878,000; Terry Bayer’s base salary as chief operating officer shall remain $644,000; Joseph W. White’s base salary as chief accounting officer shall remain $515,000; and Jeff D. Barlow’s base salary as chief legal officer shall remain $475,000.

Fiscal Year 2015 Short-Term Cash Bonus Measures
Bonus Opportunity Measures and Amounts. In March 2015, the compensation committee established short-term cash bonus opportunity levels and measures for the chief executive officer, chief financial officer, chief operating officer, chief accounting officer, and the chief legal officer. As with the base salaries of the named executive officers, the baseline cash bonus opportunity levels of the names executive officers for fiscal year 2015 shall remain unchanged from their 2014 levels: Dr. Molina’s baseline bonus opportunity shall be 150% of his base salary, or $1,575,000; John Molina’s baseline bonus opportunity shall be 125% of his base salary, or $1,097,500; Terry Bayer’s baseline bonus opportunity shall be 100% of her base salary, or $644,000; Joseph W. White’s baseline bonus opportunity shall be 90% of his base salary, or $463,500; and Jeff D. Barlow’s baseline bonus opportunity shall be 90% of his base salary, or $427,500.
The bonus performance measures of each of the named executive officers shall be based three-quarters on a fiscal year 2015 EBITDA metric, and one-quarter on a total stockholder return comparison metric, as follows:

1.
75% of the bonus opportunity shall be based on the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) achievement for its 2015 fiscal year. EBITDA, for purposes of the fiscal year 2015 bonus performance measure, shall mean (as reported in the Company’s public filings) consolidated net income plus, to the extent deducted from revenues in determining consolidated net income, and without duplication, (i) interest expense, (ii) income tax expense, (iii) depreciation expense, and (iv) amortization expense. Depreciation expense and amortization expense shall be derived from the Company’s consolidated statement of cash flows. The fiscal year 2015 EBITDA levels and related bonus payouts shall be based on the entry level achievement of at least $373 million in EBITDA. The achievement of $373 million in EBITDA shall trigger the payout in cash of this bonus element at the 25% level; achievement of $422 million shall trigger payout at the 50% level; achievement of $475 million shall trigger payout at the 85% level; achievement of $490 million shall trigger payout at the 100% level; and achievement of $575 million shall trigger payout at the 150% level of this particular bonus opportunity. No additional cash bonus payments for this EBITDA metric shall be made for performance above $575 million EBITDA. The actual cash bonus payout amounts for achievement within the specified points along the EBITDA range shall be interpolated linearly between those points. However, the cash bonus payout amounts between the $373 million entry point and the $575 million end point may not be completely linear along the entire range.

2.
25% of the bonus opportunity shall be based on the Company’s 2015 Total Stockholder Return as determined by ISS calculations (“TSR”) for fiscal year 2015. Payment of this bonus opportunity shall be contingent upon the Company’s achieving a TSR for fiscal year 2015 that is greater than the average TSR achieved by the five-company peer group of Centene Corporation, WellCare Health Plans, Aetna, Magellan Health Services, and Health Net, for their fiscal year ending December 31, 2015. If any company in this peer group is acquired prior to December 31, 2015, it will be taken out of the peer group for the one-year measurement period.

The 75% EBITDA metric and the 25% TSR metric shall be determined and paid independently. Short-term cash bonus awards shall be unconditionally earned and payable to the named executive officers if the specified goals are achieved in fiscal year 2015. The compensation committee shall not exercise positive or negative discretion with regard to any short-term cash bonus awards.
The following table sets forth the fiscal year 2015 base salary levels, along with the two measures for the bonus opportunity for the Company’s chief executive officer, chief financial officer, chief operating officer, chief accounting officer, and chief legal officer:

Executive Officer	Base Salary	Baseline Bonus Opportunity (% of Base Salary)	Baseline EBITDA Bonus Opportunity (75% of Baseline Bonus Opportunity)	Maximum EBITDA Bonus Opportunity (150% of EBITDA Bonus Opportunity)	TSR Bonus Opportunity (25% of Baseline Bonus Opportunity)
Dr. J. Mario Molina
Chief Executive Officer	$1,050,000	150%	$1,181,250	$1,771,875	$393,750
John Molina
Chief Financial Officer	$878,000	125%	$823,125	$1,234,688	$274,375
Terry Bayer
Chief Operating Officer	$644,000	100%	$483,000	$724,500	$161,000
Joseph W. White
Chief Accounting Officer	$515,000	90%	$347,625	$521,438	$115,875
Jeff D. Barlow
Chief Legal Officer	$475,000	90%	$320,625	$480,938	$106,875
Fiscal Year 2015 Long-Term Incentive Share Grants
Effective as of April 1, 2015, the NEOs shall be granted shares of restricted stock in the following amounts, with the actual share numbers being determined by using the closing price of the Company’s common stock as of that same April 1st grant date:

2015 Equity
Officer	Compensation Amount ($)
Dr. Mario Molina, CEO	$8,100,000
John Molina, CFO	$2,675,000
Terry Bayer, COO	$1,900,000
Joseph White, CAO	$1,500,000
Jeff Barlow, CLO	$1,250,000
70% of the shares of restricted stock shall be subject to performance vesting metrics, consisting of seven metrics of 10% each. Three of the 10% performance metrics, or 30% in total, shall be based upon 2016 financial performance and be determinable at the end of fiscal year 2016; three of the 10% performance metrics, or 30% in total, shall be based upon fiscal year 2017 financial performance and be determinable at the end of fiscal year 2017; and the last of the 10% performance metrics shall be based upon relative financial performance for fiscal years 2015, 2016, and 2017, combined, and shall be determinable at the end of fiscal year 2017. The balance of 30% of the shares of restricted stock shall be subject to time vesting in three equal increments over three years.
2016 Equity Compensation Metrics. The first fiscal year 2016 10% performance metric shall be related to premium growth over time, and shall be based on the Company’s fiscal year 2016 annual premium revenue achievement. The entry point for the metric shall be $14.0 billion in annual premium revenues, and full achievement shall be at $15.0 billion in annual premium revenues. Premium revenues shall be determined based on the Company’s consolidated statements of income, and shall not include service revenue, premium tax revenue, health insurer fee revenue, investment income, or other revenue. The effect of any acquisition closing after April 1, 2015 shall be excluded from the calculation of performance under the metric. Achievement of the entry point shall result in 25% vesting of the restricted stock grant, with full achievement resulting in 100% vesting of the grant. Intermediate achievement within the range shall result in the vesting of that number of shares as is proportional to the level of achievement within the range; all amounts shall be interpolated linearly between the end points of the range.
The second fiscal year 2016 10% performance metric shall be related to the Company’s after-tax profit margin, and shall be based on the Company’s fiscal year 2016 net profit margin achievement. The after-tax profit margin shall be determined based on the Company’s reported income from continuing operations (net of acquisitions subsequent to April 1, 2015), divided by total revenue (net of acquisitions subsequent to April 1, 2015). The effect of any acquisition closing after April 1, 2015 shall be excluded from the calculation of performance under the metric. The entry point for the metric shall be a 0.8% net profit margin, and full achievement shall be at a 1.250% net profit margin. Achievement of the entry point shall result in 25% vesting of the restricted stock grant, with full achievement resulting in 100% vesting of the grant. Intermediate achievement within the range shall result in the vesting of that number of shares as is proportional to the level of achievement within the range; all amounts shall be interpolated linearly between the end points of the range.

The third and final fiscal year 2016 10% performance metric shall be pre-tax income in fiscal year 2016. Pre-tax income shall be based on the Company’s reported income from continuing operations before income tax expense. The effect of any acquisition closing after April 1, 2015 shall be excluded from the calculation of performance under the metric. The entry point for the metric shall be $250 million in pre-tax income, and full achievement shall be at $390 million. Achievement of the entry point shall result in 25% vesting of the restricted stock grant, with full achievement resulting in 100% vesting of the grant. Intermediate achievement within the range shall result in the vesting of that number of shares as is proportional to the level of achievement within the range; all amounts shall be interpolated linearly between the end points of the range.
2017 Equity Compensation Metrics. The first fiscal year 2017 10% performance metric shall be related to continuing premium growth over time, and shall be based on the Company’s 2017 annual premium revenue achievement. The entry point for the metric shall be $15.0 billion in annual premium revenues, and full achievement shall be at $16.0 billion. This 2017 metric continues and extends the corresponding 2016 metric described above. The effect of any acquisition closing after April 1, 2015 shall be excluded from the calculation of performance under the metric. As provided above with regard to the 2016 after-tax profit margin metric, all calculations shall be net of acquisitions subsequent to April 1, 2015. Achievement of the entry point shall result in 25% vesting of the restricted stock grant, with full achievement resulting in 100% vesting of the grant. Intermediate achievement within the range shall result in the vesting of that number of shares as is proportional to the level of achievement within the range; all amounts shall be interpolated linearly between the end points of the range.
The second fiscal year 2017 10% performance metric shall be related to the Company’s after-tax profit margin, and shall be based on the Company’s 2017 net profit margin achievement. The entry point for the metric shall be a 1.50% net profit margin, and full achievement shall be at 2.0% net profit margin. This 2017 metric continues and extends the corresponding 2016 metric as described above. The effect of any acquisition closing after April 1, 2015 shall be excluded from the calculation of performance under the metric. Achievement of the entry point shall result in 25% vesting of the restricted stock grant, with full achievement resulting in 100% vesting of the grant. Intermediate achievement within the range shall result in the vesting of that number of shares as is proportional to the level of achievement within the range; all amounts shall be interpolated linearly between the end points of the range.
The third and final fiscal year 2017 10% performance metric shall be pre-tax income in fiscal year 2017. The entry point for the metric shall be $500 million in pre-tax income, and full achievement shall be at $650 million. This 2017 metric continues and extends the corresponding 2016 metric as described above. The effect of any acquisition closing after April 1, 2015 shall be excluded from the calculation of performance under the metric. Achievement of the entry point shall result in 25% vesting of the restricted stock grant, with full achievement or greater resulting in 100% vesting of the grant. Intermediate achievement within the range shall result in the vesting of that number of shares as is proportional to the level of achievement within the range; all amounts shall be interpolated linearly between the end points of the range.
2015-2017 Equity Compensation Metric. The combined fiscal years 2015, 2016, and 2017 10% metric shall be conditioned upon the Company’s achieving a three-year TSR for the three-year period ending December 31, 2017 as determined by ISS calculations that is greater than the median TSR achieved by the Company’s 2015 ISS peer group. For purposes of this metric, the 2015 ISS peer group is comprised of the 17 peer group companies used by ISS in its 2015 analysis of the Company’s 2014 compensation (the “Current Peer Group”). Subsequent changes in the peer group made by ISS will be disregarded. Further, if a company in the Current Peer Group is subsequently acquired or discontinues its operations prior to December 31, 2017, it will be taken out of the peer group for the three-year measurement period.
Time Vested Equity Compensation. 30% of the shares of restricted stock shall be subject to time vesting. These shares of restricted stock shall vest in one-third increments over three years, on each of April 1, 2016, April 1, 2017, and April 1, 2018.

Summary Compensation Table
The following table provides information concerning total compensation earned or paid to (a) the chief executive officer, (b) the chief financial officer, and (c) the three other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2014, in each case for services rendered to the Company during the last year. These five officers are referred to as the “named executive officers” in this proxy statement.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)(3)(4)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(5)	Total ($)
J. Mario Molina, M.D.	2014	1,050,000	—	6,788,994	—	—	—	15,153	7,854,147
President and Chief	2013	1,050,000	1,282,877	8,319,215	—	—	1,143,026	108,006	11,903,124
Executive Officer	2012	935,000	—	3,421,737	—	—	582,658	11,920	4,951,315
John C. Molina	2014	878,000	—	2,522,317	—	—	12,164	15,403	3,427,884
Chief Financial	2013	878,000	893,941	4,409,600	—	—	83,128	97,435	6,362,104
Officer	2012	852,500	—	2,053,243	—	—	46,240	13,942	2,965,925
Terry P. Bayer	2014	644,000	—	1,650,117	—	—	33,008	15,887	2,343,012
Chief Operating	2013	644,000	524,554	2,939,745	—	—	114,454	13,574	4,236,327
Officer	2012	625,000	—	1,279,740	—	—	55,049	13,210	1,972,999
Joseph W. White	2014	515,000	—	942,940	—	—	1,376	71,588	1,530,904
Chief Accounting	2013	515,000	314,610	1,322,884	—	—	2,482	11,952	2,166,928
Officer	2012	410,000	—	603,540	—	—	1,054	80,897	1,095,491
Jeff D. Barlow	2014	475,000	—	754,356	—	—	4,772	40,154	1,274,282
Chief Legal Officer	2013	425,000	259,630	1,028,906	—	—	10,865	32,163	1,756,564
and Secretary	2012	396,932	116,250	502,950	—	—	4,918	30,579	1,051,629

(1)
The amounts reported as Stock Awards and Option Awards reflect the fair value of grants made as of the date of grant under the Company’s 2011 Equity Incentive Plan in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.” Assumptions used in the calculation of this amount for fiscal years ended December 31, 2014, 2013, and 2012 are included in Note 17, “Share-Based Compensation,” to the Company’s audited financial statements for the fiscal year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2015. There can be no assurance that the grant date fair value of Stock Awards or Option Awards will ever be realized.

(2)
In March 2014, the compensation committee awarded to Dr. Molina 57,325 shares of restricted stock, to Mr. Molina 21,299 shares of restricted stock, to Ms. Bayer 13,934 shares of restricted stock, to Mr. White 7,962 shares of restricted stock, and to Mr. Barlow 6,370 shares of restricted stock, all subject to time vesting in one-third increments over three years, on each of March 1, 2015, March 1, 2016, and March 1, 2017.

The compensation committee further awarded a grant to Dr. Molina of 19,108 shares of restricted stock, to Mr. Molina of 7,099 shares of restricted stock, to Ms. Bayer of 4,644 shares of restricted stock, to Mr. White of 2,654 shares of restricted stock, and to Mr. Barlow of 2,123 shares of restricted stock. The vesting of such award was contingent upon the Company’s achieving a one-year Total Stockholder Return, or TSR, as determined by ISS calculations for fiscal year 2014 that is greater than the average TSR achieved by Centene Corporation and WellCare Group for their fiscal year ending December 31, 2014. Such award vested on March 1, 2015, following certification by the compensation committee that the target was met.
The compensation committee further awarded a grant to Dr. Molina of 19,108 shares of restricted stock, to Mr. Molina of 7,099 shares of restricted stock, to Ms. Bayer of 4,644 shares of restricted stock, to Mr. White of 2,654 shares of restricted stock, and to Mr. Barlow of 2,123 shares of restricted stock. Such grant shall vest upon the Company’s achieving three-year TSR as determined by ISS calculations that is greater than the median TSR achieved by the Company’s ISS peer group for the three-year period ending December 31, 2016.
The compensation committee further awarded a grant to Dr. Molina of 47,771 shares of restricted stock, to Mr. Molina of 17,748 shares of restricted stock, to Ms. Bayer of 11,611 shares of restricted stock, to Mr. White of 6,635 shares of restricted stock, and to Mr. Barlow of 5,308 shares of restricted stock. Such grant shall vest upon the Company’s achieving a three-year EBITDA margin percentage for the three-year period ending December 31, 2016 equal to or greater than 4.0%.
The compensation committee further awarded a grant to Dr. Molina of 47,771 shares of restricted stock, to Mr. Molina of 17,748 shares of restricted stock, to Ms. Bayer of 11,611 shares of restricted stock, to Mr. White of 6,635 shares of restricted stock, and to Mr. Barlow of 5,308 shares of restricted stock. Such grant to the named executive officers shall vest upon the Company’s achieving a cumulative earnings per share (calculated on a GAAP basis) of at least $8.50 for the three year period ending December 31, 2016.

(3)
In March 2013, the compensation committee awarded to Dr. Molina 77,857 shares of restricted stock, to Mr. Molina 46,714 shares of restricted stock, to Ms. Bayer 31,143 shares of restricted stock, to Mr. White 14,014 shares of restricted stock, and to Mr. Barlow 10,900 shares of restricted stock, which vested in one-quarter increments on each of March 31, 2013, June 30, 2013, September 30, 2013, and December 31, 2013. Additionally, restricted stock granted in 2013 to the named executive officers that were conditioned upon the Company’s three-year TSR, as determined by ISS calculations (as compared with the Company's ISS peer group, equal to or greater than the 50th percentile in that peer group), for the three-year period ending December 31, 2013, vested on February 7, 2014, following certification by the compensation committee that such threshold was achieved. The restricted stock granted in 2013 to the named executive officers that were conditioned upon the Company's achievement of the three-year EBITDA margin percentage equal to or greater than 2.5% for the three-year period ending December 31, 2013, vested on March 1, 2014, following certification by the compensation committee that such threshold was achieved.

(4)
The performance unit awards granted in 2012 to Dr. Molina, Mr. Molina, and Ms. Bayer that were conditioned upon the Company's total operating revenue for fiscal year 2012, vested on December 11, 2012. The performance unit awards granted in 2012 to Dr. Molina, Mr. Molina, Ms. Bayer, and Mr. White that were conditioned upon the certification during 2012 of the Company's Medicaid management information system in Idaho by the Centers for Medicare and Medicaid Services, vested on July 13, 2012.

(5)
The amounts in this column include long-term disability premiums, group term life premiums, 401(k) matching payments, and liquidated amounts for paid time-off. For John Molina such amounts also include executive disability premiums.

(6)	Dr. Molina's change in nonqualified deferred compensation earnings for the year 2014 was (75,390).
Grants of Plan-Based Awards
The following table provides information with respect to grants of plan-based awards made during fiscal year 2014 to the named executive officers.
GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Mario Molina	3/1/2014	—	—	—	—	—	—	191,083	—	—	6,788,994
John C. Molina	3/1/2014	—	—	—	—	—	—	70,993	—	—	2,522,317
Terry P. Bayer	3/1/2014	—	—	—	—	—	—	46,444	—	—	1,650,117
Joseph W. White	3/1/2014	—	—	—	—	—	—	26,540	—	—	942,940
Jeff D. Barlow	3/1/2014	—	—	—	—	—	—	21,232	—	—	754,356

(1)
The amounts in this column do not reflect compensation actually received by the named executive officer. For all 2014 awards except the restricted stock granted to the named executive officers that were conditioned upon the Company’s TSR for the one-year period ending December 31, 2014, and three-year period ending December 31, 2016, the amounts shown represent the aggregate grant date fair value of the awards, using the closing price of our common stock on March 1, 2014, the grant date of the awards, or $37.68 per share. For the restricted stock conditioned upon the Company's one-year TSR, the amounts shown represent a grant date fair market value of $27.25 per share. For the restricted stock conditioned upon the Company's three-year TSR, the amounts shown represent a grant date fair market value of $26.60 per share. Both TSR-based awards were computed using a Monte Carlo Simulation to project TSR over the performance periods using correlations and volatilities of the ISS peer group.

Outstanding Equity Awards at Fiscal Year End
The following table provides information with respect to outstanding stock options and restricted stock awards held by the named executive officers as of the end of the fiscal year 2014. The market value of restricted stock awards is computed using our closing stock price on December 31, 2014, or $53.53 per share.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Pay- Out Value of Unearned Shares That Have Not Vested ($)
J. Mario Molina	54,000	—	—	20.88	3/1/2017	—	—	—	—
	—	—	—	—	—	268,942	14,396,465	—	—
John C. Molina	54,000	—	—	20.88	3/1/2017	—	—	—	—
	—	—	—	—	—	109,922	5,884,125	—	—
Terry P. Bayer	21,000	—	—	19.11	2/2/2016	—	—	—	—
	16,500	—	—	20.88	3/1/2017	—	—	—	—
	—	—	—	—	—	72,398	3,875,465	—	—
Joseph W. White	—	—	—	—	—	55,094	2,949,182	—	—
Jeff D. Barlow	—	—	—	—	—	45,316	2,425,765	—	—
Option Exercises and Stock Vested
The following table provides information with respect to stock options exercised and restricted stock awards vested for the named executive officers during fiscal year 2014.
OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Mario Molina	—	—		46,714	1,687,777	(1)
	—	—		68,135	2,567,327	(2)
John C. Molina	—	—		23,357	843,888	(1)
	—	—		36,993	1,393,896	(2)
Terry P. Bayer	31,500	605,723	(3)	15,571	562,580	(1)
	—	—		25,861	974,442	(2)
Joseph W. White	6,750	54,372	(4)	7,007	253,163	(1)
	—	—		26,593	1,002,024	(2)
Jeff D. Barlow	—	—		5,450	196,909	(1)
	—	—		20,616	776,811	(2)

(1)	On February 7, 2014, restricted stock vested at a closing market price of $36.13.

(2)	On March 1, 2014, restricted stock vested at a closing market price of $37.68.

(3)	On November 5, 2014, Ms. Bayer exercised 31,500 stock options. The exercise price of the options was $29.53 per share compared with a weighted average market value of $48.76 per share.

(4)	On February 26, 2014, Mr. White exercised 6,750 stock options. The exercise price of the options was $29.53 per share compared with a weighted average market value of $37.59 per share.

Nonqualified Deferred Compensation
Pursuant to the Company’s unfunded and non-qualified Amended and Restated Deferred Compensation Plan (2013) as amended to date, eligible participants can defer up to 100% of their base salary and 100% of their bonus so that it can grow on a tax deferred basis. The investment options available to an executive under the deferral program consist of forty different mutual funds, including bond, money market, and large cap, mid cap, and small cap stock funds.
The following table provides information for fiscal year 2014 for each named executive officer regarding such individual’s accounts in the Amended and Restated Deferred Compensation Plan (2013) as amended to date, as of the end of fiscal year 2014.
NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in the Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J. Mario Molina	125,595	—	(75,390)	—	5,309,947
John C. Molina	—	—	12,164	—	412,470
Terry P. Bayer	147,706	—	33,008	—	879,614
Joseph W. White	—	—	1,376	—	11,600
Jeff D. Barlow	—	—	4,772	—	51,562

Compliance with Section 162(m). The Affordable Care Act, or ACA, amended the Internal Revenue Code, in part, by adding Section 162(m)(6) which limits the amount that covered health insurance providers may deduct for compensation to any employee in excess of $500,000 for any taxable year. This legislation does not create any exceptions for performance-based compensation. Final regulations published on September 23, 2014 provide for a de minimis rule under which an entity that would otherwise be a covered health insurance provider and any member of its controlled group is not a covered health insurance provider if less than two percent of the controlled group “gross revenue” constitutes premiums for providing “health insurance coverage as defined in Section 9832(b)(1) that constitutes minimum essential coverage. Further, the final regulations provide for a one-year transition period in the year that a health insurance issuer and the members of its controlled group fail to satisfy the two percent de minimis rule. Under this one-year transition period rule, if a health insurer and members of its controlled group are not a covered health insurance provider for a taxable year solely by reason of the de minimis rule, but fail to meet the requirements of the de minimis rule for the immediately following year, the health insurer and members of the controlled group will not be considered a covered health insurance provider for that year. However, the health insurer and members of the controlled group will be a covered health insurance provider for the subsequent taxable year(s) if they would otherwise be a covered health insurance provider for those years. The Company does not believe it should be treated as a covered health insurance provider for 2014 because less than two percent of its gross revenue for 2014 constitutes premiums for health insurance coverage (within the meaning of the Internal Revenue Code Section 9832(b)) that is minimum essential coverage. Accordingly, the Company also does not believe it is a covered health insurance provider in 2015, regardless of the premiums for commercial insurance received in 2015, because it satisfies the de minimis rule in 2014.
Retirement Plans. The Company does not maintain a retirement pension plan. However, the named executive officers are eligible to participate in the Molina 401(k) Salary Savings Plan. The purpose of this program is to provide all Molina Healthcare employees with tax-advantaged savings opportunities and income after retirement. Eligible pay under the plans is limited to Internal Revenue Code annual limits. The Company makes a dollar-for-dollar match on the first four percent (4%) of salary electively deferred under the 401(k) Plan by all participants.
Deferred Compensation Plan. The Company has established an unfunded non-qualified deferred compensation plan for certain key employees, including the named executed officers. Under the deferred compensation plan, eligible participants can defer up to 100% of their base salary and 100% of their bonus to provide for tax-deferred growth. The funds deferred are invested in any of forty different mutual funds, including bond, money market, and large cap, mid cap and small cap stock funds.
Employee Stock Purchase Plan. With the exception of our chief executive officer and our chief financial officer who are not eligible due to their possessing more than five percent of our voting common stock as determined under Section 424(d) of the Internal Revenue Code, the named executive officers are eligible to participate in the Company’s 2011 Employee Stock Purchase Plan, on an equal basis with all other employees. The Employee Stock Purchase Plan allows eligible employees to purchase from the Company shares of its common stock at a 15% discount to the market price during the successive six-month offering periods under the plan.

Health and Insurance Benefits. With limited exceptions, the Company supports providing benefits to named executive officers that are substantially the same as those offered to salaried employees generally. The named executive officers are eligible to participate in Company-sponsored benefit programs on the same terms and conditions as those made available to salaried employees generally. Basic health benefits, life insurance, disability benefits, and similar programs are provided to ensure that employees have access to healthcare and income protection for themselves and their family members.
Severance and Change in Control Benefits. We have entered into employment agreements with all of our named executive officers pursuant to which they are eligible under certain circumstances for severance and change in control benefits. The severance and change in control payments and benefits provided under the employment agreements are independent of other elements of compensation. A description of the material terms of our severance and change in control arrangements can be found later in this proxy statement under “Potential Payments Upon Termination and Change in Control.” The compensation committee believes that severance and change in control benefits are necessary to attract and retain senior management talent. Our agreements are designed to attract key employees, preserve executive morale and productivity, and encourage retention in the face of the potentially disruptive impact of an actual or potential change in control. These benefits allow executives to assess takeover bids objectively without regard to the potential impact on their own job security.
Perquisites and Other Personal Benefits. The Company does not provide named executive officers with any material perquisites or other personal benefits.

Stock Ownership Guidelines for Executive Officers
The board of directors believes that executive officers should own and hold a reasonable number of shares of common stock of the Company to further align such officers’ interests and actions with those of the Company’s stockholders, and also to demonstrate confidence in the long-term prospects of the Company. In March 2013, the board of directors adopted guidelines with respect to stock ownership by executive officers. Such guidelines provide that executive officers of the Company shall own the minimum number of shares of the Company’s common stock with such value listed next to each such officer’s title below, calculated as a multiple of annual base salary.

Executive Officer	Value of Shares
Chief Executive Officer	5X Annual Base Salary
Chief Financial Officer	4X Annual Base Salary
Chief Operating Officer	3X Annual Base Salary
Other Named Executive Officers	2X Annual Base Salary
Shares that satisfy these guidelines may be those owned directly, through a trust, or by a spouse or children, and shall include shares purchased on the open market, vested or unvested shares of restricted stock, or exercised and retained option shares. Equity securities that are pledged shall not be counted toward the executive officer ownership requirements. Until an executive officer’s stock ownership requirement is met, the executive officer must retain at least 50% of all “net settled shares” received from the vesting, delivery or exercise of equity awards granted under our equity award plans until the total value of all shares held equals or exceeds the executive officer’s applicable ownership threshold. “Net settled shares” generally refers to those shares that remain after payment of (i) the exercise price of stock options or purchase price of other awards, (ii) all applicable withholding taxes, and (iii) any applicable transaction costs.
Executive officers are expected to achieve the recommended ownership guidelines within five (5) years of assuming their positions. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these guidelines. In addition, there may be certain instances where these guidelines would place an undue hardship on an executive officer. The compensation committee may therefore make exceptions to these guidelines as it deems appropriate.
Each of the named executive officers of the Company satisfied the stock ownership guidelines as of December 31, 2014.
Hedging Restrictions
As part of the Company’s Insider Trading Policy, directors, executive officers (including the named executive officers), or vice presidents of the Company or subsidiary executive officers (collectively, “Controlling Insiders”) are prohibited from engaging in “hedging” with respect to the Company’s securities. For these purposes, “hedging” includes any instrument or transaction, including put options and forward-sale contracts, through which a Controlling Insider offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security. Speculative trading, short-swing trading, or short selling of stock of the Company by Controlling Insiders is expressly prohibited at all times, as is the buying or selling of any publicly traded option on stock of the Company and the establishment or use of margin accounts with a broker-dealer for the purpose of buying or selling stock of the Company.

Restrictions on Pledges of Shares by Directors and Executive Officers
The company is aware that ISS identified pledges of company stock as a risk oversight and governance concern. In March 2013, our board of directors approved changes to our insider trading policy that, on a prospective basis from the adoption date, prohibit our directors and executive officers from, directly or indirectly, pledging a significant number of shares of the Company’s common stock. For these purposes, “pledging” includes the intentional creation of any form of pledge, security interest, deposit, or lien, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any shares, whether with or without notice, consent, or default. “Significant” means the least of: (i) 1% of the Company’s total outstanding shares of common stock; (ii) 20% of the common stock of the Company then held by the executive officer or director; and (iii) 50% of the Company’s average daily trading volume for the three months prior to the pledge date.
The shares of common stock attributable to a director or executive officer for these purposes include shares attributable to the director or executive officer under either Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended. Further, any shares that are pledged shall not be counted toward the executive officer or director stock ownership requirements.
Prior to March 2013, John Molina had pledged 650,000 shares held by him as trustee of the Molina Siblings Trust in conjunction with the Project described herein under “Related Party Transactions – 6th & Pine Lease.” As of March 1, 2015, the number of such pledged shares has been reduced to 360,000 shares.
Clawback Policy
The Company has a Clawback Policy addressing the recovery by the Company of incentive-based compensation from current and former executives of the Company, in the event of any accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the securities laws (“Accounting Restatement”). According to the Clawback Policy, in the event of an Accounting Restatement, the Company will use reasonable efforts to recover from any current or former executive officer of the Company, who received incentive-based compensation from the Company during the three (3)-year period preceding the date on which the Company is required to prepare an Accounting Restatement, based on the erroneous data, the excess of what would have been paid to the executive officer under the Accounting Restatement. In addition, the Clawback Policy further provides that the Company will use reasonable efforts to recover from current and former executive officers, up to 100% (as determined by the board or a duly established committee of the board in its sole discretion as appropriate based on the conduct involved) of such incentive-based compensation from the Company during the three (3)-year period preceding the date on which the Company is required to prepare an Accounting Restatement, if the board or a committee thereof, in its sole discretion, determines that an executive officer’s act or omission that contributed to the circumstances requiring the Accounting Restatement involved: (i) willful, knowing or intentional misconduct or a willful, knowing or intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements in the course of the executive officer’s employment by, or otherwise in connection with, the Company or (ii) fraud in the course of the executive officer’s employment by, or otherwise in connection with, the Company.
Potential Payments Upon Termination and Change In Control
We have entered into certain employment and change in control agreements that will require the Company to provide compensation to all of our named executive officers in the event of a termination of employment or a change of control of the Company.
We have entered into employment agreements with our chief executive officer, J. Mario Molina, our chief financial officer, John C. Molina, our chief operating officer, Terry Bayer, our chief accounting officer, Joseph W. White, and our chief legal officer and secretary, Jeff D. Barlow. Additionally, we also have change in control agreements with Ms. Bayer, Mr. White, and Mr. Barlow. Unless terminated, the employment agreements with each of Dr. Molina and Mr. Molina are automatically renewed on an annual basis. The employment agreements with each of Ms. Bayer, Mr. White, and Mr. Barlow continue until terminated by us, or the executive resigns. During fiscal year 2014, Dr. Molina’s annual salary was $1,050,000, with a baseline target bonus of up to 150% of his base salary; John Molina’s annual salary was $878,000, with a baseline target bonus of up to 125% of his base salary; Ms. Bayer's annual salary was $644,000, with a baseline target bonus of up to 100% of her base salary; Mr. White's annual salary was $515,000, with a baseline target bonus of up to 90% of his base salary; and Mr. Barlow's annual salary was $475,000, with a baseline target bonus of up to 90% of his base salary. In March 2015, the compensation committee determined to leave unchanged the named executive officers' annual salaries. Further, the compensation committee also determined to leave unchanged the baseline target bonuses for fiscal year 2015 for the named executive officers. The named executive officers' annual salaries are footnoted in their respective tables below.
The following disclosure describes the existing employment agreements of Dr. J. Mario Molina, our chief executive officer, and John C. Molina, our chief financial officer. However, we are currently in the process of amending the employment agreements of both Dr. Molina and John Molina to remove the excise tax gross-up provisions. We expect such amendments to be completed in the second quarter of 2015. Once completed, we will report the amendment of the employment agreements under a Form 8-K current report, and will attach the new amended employment agreements as exhibits.
The employment agreements with each of Dr. Molina and Mr. Molina provide that if the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive one year’s base salary, the termination bonus for the year of the employment termination, full vesting of all unvested equity compensation, full vesting of all Section 401(k) employer contributions, and a cash payment of $65,000 for 18 months’ worth of continued health and welfare benefits. Additionally, the employment agreements with each of Dr. Molina and Mr. Molina provide for the employees’ continued employment for a period of two years following the occurrence of a change of control (as defined below). Under such agreements, each named executive officer’s terms and conditions of employment, including his or her rate of base salary, bonus opportunity, benefits, and title, position, duties, and responsibilities, are not to be modified in a manner adverse to the executive following the change of control. If an eligible executive’s employment is terminated by us without cause (as defined below) or is terminated by the executive for good reason (as defined below) within two years of a change of control, we will provide the executive as a severance payment with two times the executive’s combined annual base salary and termination bonus for the year of termination, plus the full termination bonus for the year of termination, accelerated vesting of all unvested equity compensation, full vesting of Section 401(k) employer contributions and a cash payment of $135,000 for three years’ worth of continued health and welfare benefits. We will also make additional payments to the executive who incurs any excise taxes pursuant to the golden parachute provisions of the Internal Revenue Code in respect of the benefits and other payments provided under the agreement or otherwise on account of the change of control. The additional payments will be in an amount such that, after taking into account all applicable federal, state, and local taxes applicable to such additional payments, the executive is able to retain from such additional payments an amount equal to the excise taxes that are imposed without regard to these additional payments.
The employment agreements with each of Ms. Bayer, Mr. White, and Mr. Barlow provide that if the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive one year’s base salary, a prorated termination bonus for the year of the employment termination, a cash payment of $50,000 for health and welfare benefits, and accelerated vesting of all time-based equity compensation. The employment agreements with such executives further provide that if termination occurs within one year following a change of control, the executives will receive all of the benefits such executives are entitled to receive under their change in control agreements with us. Under the change in control agreements, if the executive’s employment is terminated by us without cause or is terminated by the executive for good reason within twelve months of a change of control, we will provide the executive with two times the executive’s annual base salary, a pro rata portion of the executive’s target bonus for the year of termination, full vesting of all unvested equity compensation and 401(k) employer contributions, and a cash payment for all the Company’s group health benefits of $43,500 for Ms. Bayer and Mr. White, and $50,000 for Mr. Barlow.
Payment of severance benefits to the named executive officers is contingent upon the executive’s signing a release agreement waiving claims against us. As required by Internal Revenue Code Section 409A, applicable amounts will be paid six months after the executive’s separation from service.
A change of control generally means a merger or other change in corporate structure after which the majority of our stockholders are no longer stockholders, a sale of substantially all of our assets, or our approved dissolution or liquidation. Cause is generally defined as the occurrence of one or more acts of unlawful actions involving moral turpitude or gross negligence or willful failure to perform duties or intentional breach of obligations under the employment agreement. Good reason generally means the occurrence of one or more events that have an adverse effect on the executive’s terms and conditions of employment, including any reduction in the executive’s base salary, a material reduction of the executive’s benefits or substantial diminution of the executive’s incentive awards or fringe benefits, a material adverse change in the executive’s position, duties, reporting relationship, responsibilities or status with us, a material relocation of the executive’s principal place of employment from his prior place of employment (as set forth in the agreements), or an uncured breach of the employment agreement. However, no reduction of salary or benefits will be good reason if the reduction applies to all executives proportionately.
The tables below reflect the approximate amount of compensation payable to each of the named executive officers of the Company in the event of termination of such executive’s employment under the various listed scenarios. The amount of compensation payable to each such named executive officer in the event of voluntary termination, early retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control, disability, or death, is shown below. The amounts shown assume that such termination was effective as of December 31, 2014, and exclude ordinary course amounts earned or benefits accrued as a result of prior service during the year. The various amounts listed are estimates only. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.
The following table describes the potential payments upon termination or change in control of the Company for J. Mario Molina, the Company’s chief executive officer. As stated above, the Company and Dr. Molina are in the process of amending his employment agreement to remove the excise tax gross-up provision, which will change the amounts payable upon a change in control.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2014 ($)	Early Retirement on 12/31/2014 ($)	Normal Retirement on 12/31/2014 ($)	Involuntary Not for Cause Termination on 12/31/2014 ($)	For Cause Termination on 12/31/2014($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2014 ($)	Disability on 12/31/2014($)	Death on 12/31/2014($)
Compensation*
Base Salary	—	—	—	1,050,000	—	1,050,000	—	—
Short-Term Incentive Compensation	—	—	—	1,050,000	—	1,050,000	—	—
Stock Options	—	—	—	—	—	—	—	—
Benefits & Perquisites
Stock Awards	—	—	—	14,396,465	—	14,396,465	—	—
Savings Plan	766,593	766,593	766,593	766,593	766,593	766,593	766,593	766,593
Deferred Compensation	5,309,947	5,309,947	5,309,947	5,309,947	5,309,947	5,309,947	5,309,947	5,309,947
Health Benefits	—	—	—	65,000	—	135,000	—	—
Disability Income	—	—	—	—	—	—	1,980,000	—
Life Insurance Benefits	—	—	—	—	—	—	—	750,000
Excise Tax & Gross-Up**	—	—	—	—	—	9,128,271	—	—
Cash Severance	—	—	—	—	—	2,100,000	—	—
Accrued Vacation Pay	52,026	52,026	52,026	52,026	52,026	52,026	52,026	52,026

*	The compensation committee determined that Dr. J. Mario Molina’s fiscal year 2015 base salary as chief executive officer shall remain at $1,050,000.

**	The amount of the excise tax payment was determined in accordance with the provisions of Section 280G of the Code.

The following table describes the potential payments upon termination or change in control of the Company for John C. Molina, the Company’s chief financial officer. As stated above, the Company and John C. Molina are in the process of amending his employment agreement to remove the excise tax gross-up provision, which will change the amounts payable upon a change in control.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2014 ($)	Early Retirement on 12/31/2014 ($)	Normal Retirement on 12/31/2014 ($)	Involuntary Not for Cause Termination on 12/31/2014 ($)	For Cause Termination on 12/31/2014 ($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2014 ($)	Disability on 12/31/2014 ($)	Death on 12/31/2014 ($)
Compensation*
Base Salary	—	—	—	878,000	—	878,000	—	—
Short-Term Incentive Compensation	—	—	—	658,500	—	658,500	—	—
Stock Options	—	—	—	—	—	—	—	—
Benefits & Perquisites
Stock Awards	—	—	—	5,884,125	—	5,884,125	—	—
Savings Plan	837,163	837,163	837,163	837,163	837,163	837,163	837,163	837,163
Deferred Compensation	412,470	412,470	412,470	412,470	412,470	412,470	412,470	412,470
Health Benefits	—	—	—	65,000	—	135,000	—	—
Disability Income	—	—	—	—	—	—	3,060,000	—
Life Insurance Benefits	—	—	—	—	—	—	—	750,000
Excise Tax & Gross-Up**	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	—	—	1,536,500	—	—
Accrued Vacation Pay	136,049	136,049	136,049	136,049	136,049	136,049	136,049	136,049

*	The compensation committee determined that John Molina’s fiscal year 2015 base salary as chief financial officer shall remain at $878,000.

**	The amount of the excise tax payment was determined in accordance with the provisions of Section 280G of the Code.

The following table describes the potential payments upon termination or change in control of the Company for Terry Bayer, the Company’s chief operating officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2014 ($)	Early Retirement on 12/31/2014 ($)	Normal Retirement on 12/31/2014 ($)	Involuntary Not for Cause Termination on 12/31/2014 ($)	For Cause Termination on 12/31/2014( $)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2014 ($)	Disability on 12/31/2014 ($)	Death on 12/31/2014 ($)
Compensation*
Base Salary	—	—	—	644,000	—	644,000	—	—
Short-Term Incentive Compensation	—	—	—	644,000	—	322,000	—	—
Stock Options	—	—	—	—	—	—	—	—
Benefits & Perquisites
Stock Awards	—	—	—	1,301,689	—	3,875,465	—	—
Savings Plan	448,199	448,199	448,199	448,199	448,199	448,199	448,199	448,199
Deferred Compensation	879,614	879,614	879,614	879,614	879,614	879,614	879,614	879,614
Health Benefits	—	—	—	50,000	—	43,500	—	—
Disability Income	—	—	—	—	—	—	540,000	—
Life Insurance Benefits	—	—	—	—	—	—	—	750,000
Excise Tax & Gross-Up	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	—	—	966,000	—	—
Accrued Vacation Pay	94,564	94,564	94,564	94,564	94,564	94,564	94,564	94,564

*	The compensation committee determined that Ms. Terry Bayer’s fiscal year 2015 base salary as chief operating officer shall remain at $644,000.
The following table describes the potential payments upon termination or change in control of the Company for Joseph W. White, the Company’s chief accounting officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2014 ($)	Early Retirement on 12/31/2014 ($)	Normal Retirement on 12/31/2014 ($)	Involuntary Not for Cause Termination on 12/31/2014 ($)	For Cause Termination on 12/31/2014 ($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2014 ($)	Disability on 12/31/2014 ($)	Death on 12/31/2014 ($)
Compensation*
Base Salary	—	—	—	515,000	—	515,000	—	—
Short-Term Incentive Compensation	—	—	—	515,000	—	206,000	—	—
Stock Options	—	—	—	—	—	—	—	—
Benefits & Perquisites
Stock Awards	—	—	—	1,579,617	—	2,949,182	—	—
Savings Plan	537,342	537,342	537,342	537,342	537,342	537,342	537,342	537,342
Deferred Compensation	11,600	11,600	11,600	11,600	11,600	11,600	11,600	11,600
Health Benefits	—	—	—	50,000	—	43,500	—	—
Disability Income	—	—	—	—	—	—	1,320,000	—
Life Insurance Benefits	—	—	—	—	—	—	—	750,000
Excise Tax & Gross-Up	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	—	—	721,000	—	—
Accrued Vacation Pay	28,095	28,095	28,095	28,095	28,095	28,095	28,095	28,095

*	The compensation committee determined that Mr. Joseph W. White’s fiscal year 2015 base salary as chief accounting officer shall remain at $515,000.

The following table describes the potential payments upon termination or change in control of the Company for Jeff D. Barlow, the Company’s chief legal officer and secretary.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2014 ($)	Early Retirement on 12/31/2014 ($)	Normal Retirement on 12/31/2014 ($)	Involuntary Not for Cause Termination on 12/31/2014 ($)	For Cause Termination on 12/31/2014 ($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2014 ($)	Disability on 12/31/2014 ($)	Death on 12/31/2014 ($)
Compensation*
Base Salary	—	—	—	475,000	—	475,000	—	—
Short-Term Incentive Compensation	—	—	—	475,000	—	427,500	—	—
Stock Options	—	—	—	—	—	—	—	—
Benefits & Perquisites
Stock Awards	—	—	—	1,338,464	—	2,425,765	—	—
Savings Plan	442,342	442,342	442,342	442,342	442,342	442,342	442,342	442,342
Deferred Compensation	51,562	51,562	51,562	51,562	51,562	51,562	51,562	51,562
Health Benefits	—	—	—	50,000	—	50,000	—	—
Disability Income	—	—	—	—	—	—	1,920,000	—
Life Insurance Benefits	—	—	—	—	—	—	—	750,000
Excise Tax & Gross-Up	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	—	—	475,000	—	—
Accrued Vacation Pay	56,428	56,428	56,428	56,428	56,428	56,428	56,428	56,428

*	The compensation committee determined that Mr. Jeff D. Barlow’s fiscal year 2015 base salary as chief legal officer and secretary shall remain at $475,000.
Management Analysis of Material Adverse Effects of Compensation Plans
Management has concluded that the Company’s compensation plans are not reasonably likely to have a material adverse effect on the Company.

Security Ownership of Certain Beneficial Owners and Management
The following table shows the beneficial ownership of Molina Healthcare common stock by our directors, named executive officers, directors and executive officers as a group, and more than 5% stockholders, as of March 17, 2015. Percentage ownership calculations are based on 49,918,906 shares outstanding as of March 17, 2015.

Name	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Directors and Executive Officers:
J. Mario Molina(2)	1,706,351	3.42%
John C. Molina(3)	2,492,950	4.99%
Joseph W. White	66,193	*
Terry Bayer(4)	141,560	*
Jeff D. Barlow	38,340	*
Ronna E. Romney	24,709	*
Charles Z. Fedak	33,171	*
Frank E. Murray	12,171	*
John P. Szabo, Jr.(5)	17,668	*
Steven J. Orlando(6)	34,496	*
Garrey E. Carruthers	10,668	*
Daniel Cooperman(7)	18,546	*
Steven James(8)	23,746	*
Dale B. Wolf(9)	28,746	*
All executive officers and directors as a group (16 persons)**	4,712,966	9.44%
Other Principal Stockholders
William Dentino(10)	10,127,582	20.29%
Curtis Pedersen(11)	10,040,287	20.11%
Molina Marital Trust(12)	4,090,360	8.19%
Mary R. Molina Living Trust(12)	3,717,550	7.45%
OrbiMed Advisors LLC(13)	3,581,900	7.18%
Capital World Investors(14)	3,488,100	6.99%
BlackRock, Inc.(15)	2,711,317	5.43%

*	Denotes less than 1%
** 360,000 shares were pledged as of March 1, 2015 by Mr. Molina (footnote 3).

(1)
As required by SEC regulation, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days after March 17, 2015. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address of each of the named stockholders is c/o Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802.

(2)	Consists of:

•	243,203 shares owned by J. Mario Molina, M.D.;

•	22,750 shares owned by Molina Family, LLC, of which Dr. Molina is the sole manager;

•	710,920 shares owned by the J. Marion Molina Separate Property Trust, of which Dr. Molina is the sole trustee;

•	155,976 shares owned by the M/T Molina Family Trust, of which Dr. Molina and his spouse are trustees and beneficiaries;

•	25,082 shares owned by JMM GRAT 1208/5, of which Dr. Molina is the beneficiary;

•	86,764 shares owned by JMB GRAT 1209/4 for the benefit of Josephine M. Battiste, of which Dr. Molina is sole trustee;

•	159,996 shares owned by JMM GRAT 911/4, of which Dr. Molina is the beneficiary;

•	1,362 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for David M.F. Molina dated 12/3/2008;

•	1,362 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for Mary Clare F. Molina dated 12/3/2008;

•	1,361 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for Carly F. Fox dated 12/3/2008;

•	1,361 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for Colleen A.F. Fox dated 12/3/2008;

•	83,087 shares owned by Dr. Molina, as trustee of the Julius Avery Battiste Trust IV;

•	83,087 shares owned by Dr. Molina, as trustee of the Katherine Rose Battiste Trust IV;

•	18,920 shares are owned by Dr. Molina, as trustee of the David M.F. Molina Trust No. 2 dated 5/14/2003;

•	18,920 shares are owned by Dr. Molina, as trustee of the Mary Clare F. Molina Trust No. 2 dated 5/14/2003;

•	18,920 shares are owned by Dr. Molina, as trustee of the Colleen A.F. Fox Trust No. 2 dated 5/14/2003;

•	19,280 shares are owned by Dr. Molina, as trustee of the Carley A.F. Fox Trust No. 2 dated 5/14/2003; and

•	54,000 options.

(3)	Consists of:

•	754,560 shares owned by John C. Molina;

•	11,154 shares owned by Mr. Molina and his spouse as community property;

•	1,314,840 shares owned by the Molina Siblings Trust, of which Mr. Molina is the trustee and certain family members of Mr. Molina are the beneficiaries;

•	358,396 shares owned by the John C. Molina Separate Property Trust, of which Mr. Molina is the trustee and beneficiary;

•
As of March 1, 2015 the balance of the number of shares that were pledged prior to March 2013 by Mr. Molina in connection with a real estate loan for the Project (as described in “Related Party Transactions - 6th and Pine Lease”) (as described in “Restrictions on Pledges of Shares by Directors and Executive Officers”) was 360,000 shares; and

•	54,000 options.

(4)	Consists of: 104,060 shares and 37,500 options.

(5)	Consists of: 1,500 shares held by the self-directed IRA of Mr. Szabo’s spouse and 16,168 shares held by Mr. Szabo.

(6)	Consists of: 32,996 shares held by Orlando Family Trust and 1,500 shares held by Mr. Orlando’s 401(k) plan.

(7)	Consists of: 8,546 shares and 10,000 options.
(8) Consists of: 13,746 shares and 10,000 options.
(9) Consists of: 18,746 shares and 10,000 options.
(10) Consists of:

•	1,496 shares held by Mr. Dentino;

•	3,717,550 shares owned by the Mary R. Molina Living Trust, of which Mr. Dentino and Curtis Pedersen are co-trustees;

•	4,090,360 shares owned by the Molina Marital Trust, of which Mr. Dentino and Mr. Pedersen are co-trustees;

•	2,232,077 shares owned by various Molina family trusts with respect to which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power; and

•	86,099 shares owned by the Estate of Mary R. Molina, of which Mr. Dentino is executor.
Mr. Dentino provided legal services to various Molina family members and entities in which they have interests. His address is 3500 Douglas Blvd., Suite 160, Roseville, California 95661.
(11) Consists of:

•	300 shares owned by Mr. Pedersen and his spouse as community property;

•	3,717,550 shares owned by the Mary R. Molina Living Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees;

•	4,090,360 shares owned by the Molina Marital Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees; and

•	2,232,077 shares owned by various Molina family trusts with respect to which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power.
Mr. Pedersen is the uncle of J. Mario Molina, M.D., John C. Molina, J.D. and M. Martha Bernadett, M.D. The address of Mr. Pedersen is 6218 East 6th Street, Long Beach, California 90803.

(12)
Messrs. Dentino and Pedersen are co-trustees with shared voting and investment power, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the beneficiaries. The address of this stockholder is 3500 Douglas Blvd., Suite 160, Roseville, California 95661.

(13)	Based on the Schedule 13G filed by OrbiMed Advisors LLC filed by such stockholder on February 17, 2015. Such stockholder’s address is 601 Lexington Avenue, 54th Floor, New York, New York 10022.

(14)	Based on the Schedule 13G/A filed by such stockholder on February 13, 2015. Such stockholder’s address is 333 South Hope Street, Los Angeles, California 90071.

(15)	Based on the Schedule 13G/A filed by such stockholder on February 2, 2015. Such stockholder’s address is 55 East 52nd Street, New York, New York 10022.
PROPOSAL 2— RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR SECTION 162(M)(1) AWARDS UNDER THE MOLINA HEALTHCARE, INC. INCENTIVE COMPENSATION PLAN
At the annual meeting, the stockholders will be asked to re-approve the material terms of the performance goals for Section 162(m)(1) awards under the Molina Healthcare, Inc. Incentive Compensation Plan (the “Incentive Plan”), a copy of which is included herewith as Appendix A. The Incentive Plan was previously approved by the stockholders at the 2005 annual meeting, and the material terms of the performance goals under the Incentive Plan were re-approved by the stockholders at the 2010 annual meeting.
Under Section 162(m)(1) of the Internal Revenue Code (“Code”), the Company cannot deduct certain compensation in excess of $1 million paid for any fiscal year to the Company’s chief executive officer and three other most highly compensated executive officers (excluding the chief financial officer) as of the end of the fiscal year. Certain compensation, however, including compensation paid based on the achievement of pre-established performance goals, is excluded from this deduction limit if the material terms under which the compensation is to be paid, including the potential performance goals or business criteria upon which the performance goals are based, are disclosed to, and re-approved by, the stockholders at least every five years and certain other requirements are satisfied. The Incentive Plan authorizes the grant of annual cash and long-term incentive bonus awards to the executive officers of the Company in the event certain objective financial performance goals are achieved. If the Company's stockholders re-approve the Incentive Plan, the Company expects to continue to utilize the plan for annual incentive awards to executive officers if either the performance-based compensation exception to Section 162(m)(1) of the Code or the de minims exception under the final regulations under Section 162(m)(6) of the Code applies to the Company.
In 2010 the Affordable Care Act, or ACA, amended the Code, in part, by adding Section 162(m)(6) which limits the amount that covered health insurance providers may deduct for compensation to any employee in excess of $500,000 for any taxable year. This legislation does not create any exceptions for performance-based compensation. Final Regulations published on September 23, 2014 provide for a de minimis rule under which an entity that otherwise would be a covered health insurance provider and any member of its controlled group is not a covered health insurance provider if less than two percent of the controlled group “gross revenue” constitutes premiums for providing “health insurance coverage (as defined in Section 9832(b)(1)” that constitutes minimum essential coverage. Further, the Final Regulations provide for a one-year transition period in the year that a health insurance issuer and the members of its controlled group fail to satisfy the two percent de minimis rule. Under this one-year transition period rule, if a health insurer and members of its controlled group are not a covered health insurance provider for a taxable year solely by reason of the de minimis rule, but fail to meet the requirements of the de minimis rule for the immediately following year, the health insurer and members of the controlled group will not be considered a covered health insurance provider for that year. However, the health insurer and members of the controlled group will be a covered health insurance provider for the subsequent taxable year(s) if they would otherwise be a covered health insurance provider for those years. The Company does not believe it should be treated as a covered health insurance provider for 2014 because less than two percent of its gross revenue for 2014 constitutes premiums for health insurance coverage (within the meaning of Code Section 9832(b)) that is minimum essential coverage. Accordingly, the Company also does not believe it is a covered health insurance provider in 2015, regardless of the premiums for commercial insurance received in 2015, because it satisfies the de minimis rule in 2014.
If Section 162(m)(1) and Section 162(m)(6) both otherwise would apply with respect to the remuneration of an applicable individual, the deduction limitation under Section 162(m)(6) applies without regard to Section 162(m)(1). Thus, an individual who is both a covered employee of a publicly held corporation and also an applicable individual employee of a covered health insurance provider under Section 162(m)(6), remuneration earned by the applicable individual that is attributable to a disqualified taxable year of a covered health insurance provider is subject to the $500,000 deduction limitation under Section 162(m)(6) with respect to such disqualified taxable year, without regard to Section 162(m)(1).
Background. Our board of directors believes that a well-designed incentive compensation plan for our executive officers is a significant factor in improving our operating and financial performance, thereby enhancing stockholder value. Section 162(m)(1) of the Code limits to $1 million annually the federal income tax deduction that public corporations may claim for compensation paid to any of their chief executive officer and each of the three other most highly compensated executive officers, other than the chief financial officer, who are employed as of the end of the year, except in certain limited circumstances. One such exception is for compensation based solely on the attainment of one or more objective performance criteria that are established by an independent compensation committee generally within 90 days of the beginning of a performance period and approved by stockholders. The Incentive Plan is intended to comply with this Code Section 162(m)(1) exclusion for performance-based compensation and is being submitted to stockholders for re-approval in order to allow for the deductibility of compensation paid under the Incentive Plan if certain other requirements are satisfied.
Purpose of the Incentive Plan. The purpose of the Incentive Plan is to help the Company attract and retain executive officers of outstanding ability and to motivate such persons to exert their greatest efforts on behalf of the Company and its subsidiaries by providing incentives directly linked to the measures of the financial success and performance of the Company and its business. The Incentive Plan provides for the awarding of bonuses to certain corporate officers or other key employees of the Company and its subsidiaries subject to the attainment of certain objective performance criteria.
Summary of Incentive Plan. The following description of certain features of the Incentive Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Incentive Plan, which is attached hereto as Appendix A. If there is any discrepancy between this summary and the Incentive Plan, the terms of the Incentive Plan shall control.
Administration. The Incentive Plan is administered by the compensation committee of the board of directors, which is made up of non-employee directors who are not eligible to participate in the Incentive Plan. The compensation committee has full discretionary authority to administer and interpret the Incentive Plan. The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the compensation committee is independent according to the corporate governance rules of the NYSE. In addition, each of the members of the committee is a “non-employee director” as defined in Section 16 of the Securities Exchange Act of 1934, as amended, and is also an “outside director” as defined by Section 162(m) of the Internal Revenue Code. Further, in 2014 the ISS also determined that the compensation committee consisting of the same current members was 100% independent according to ISS standards.
Eligibility. Individuals eligible to participate in the Incentive Plan include our executive officers and key employees, as selected to participate by the compensation committee with respect to the relevant performance period. Since the determination of eligibility by the compensation committee may vary from time to time, the number of our officers and key employees who will participate in the Incentive Plan in the future and the amount of such Incentive Plan awards are not presently determinable. In 2014 all five named executive officers and key employees holding positions of vice presidents and above were eligible to receive certain compensation based on performance goals set forth in the Incentive Plan. The annual incentive bonuses for 2014 for all such employees were based on the Company meeting a specific EBITDA objective, although such objective was not met and as result the named executive officers and key employees received no such bonuses. The performance periods under the Incentive Plan will generally be the Company’s fiscal year. Prior to the 90th day of each fiscal year, or prior to the date on which 25% of the performance period has lapsed, the compensation committee will determine the identity of the covered employees who will participate in the Incentive Plan for that period.
Operation of the Plan. Incentive plan award levels shall be based upon the achievement of pre-established objective performance goals determined by the compensation committee for each performance period. The performance goals may be based upon performance of the Company, a subsidiary of the Company, and/or individual performance, using one or more of the following performance measures selected by the compensation committee:

•	net revenues;

•	gross profit or pre-tax profit;

•	operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	net income or net income per common share (basic or fully diluted);

•
return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity; cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	interest expense after taxes;

•	economic value created or economic profit; operating margin or profit margin;

•
stockholder value creation measures, including but not limited to stock price or total stockholder return; targets relating to expense or operating expense, working capital targets, or operating efficiency (including without limitation medical expense and administration expense) measured on a per member, as a ratio to another element of performance, or on a growth or reduction basis;

•
strategic business criteria, such as market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and information technology, and acquisitions or divestitures of subsidiaries, affiliates or joint ventures;

•	membership and membership related measures, including utilization, persistency, growth in membership, and recruitment of new members; or

•	quality-related measures, including HEDIS scores, NCQA accreditations, or quality improvement measures.
In establishing such performance goals, the compensation committee may apply the performance criteria as a measure of the performance of the Company, a subsidiary of the Company, or of any product category. The compensation committee will also determine the amounts of the target awards that will be paid if the performance goal or goals are met and the method by which such amounts will be calculated.
Determination of Award. At the end of each fiscal year, the compensation committee will determine if the performance goal or goals have been met and the amount of the award, if any, to be paid. Awards will be paid to participants in cash, common stock, and/or restricted stock, as applicable, following such determination. In order to reflect additional considerations relating to performance, the compensation committee may, in its discretion, reduce or eliminate any calculated award to be paid to a participant, but may not increase such award.
Termination of Employment. Unless the compensation committee has determined otherwise, in order to receive a payout under the Incentive Plan a participant must be employed by the Company or an affiliate on the day an award is to be paid, except if termination is on account of retirement, death, disability or pursuant to the terms of a separate agreement with the participant; provided, however, payment that is intended to be qualified performance based compensation will not be made to a covered employee on account of retirement or pursuant to a separate agreement.
Maximum Award. The maximum award that any participant may receive under the Incentive Plan in any given calendar year is $4 million, subject to certain exceptions.
Amendment and Termination. The Incentive Plan may be amended or terminated by the compensation committee at any time, except that if any such amendment would require stockholder approval to maintain the qualification of awards under the Incentive Plan as performance-based compensation under Section 162(m) of the Code, stockholder approval will be required.
Effective Date of Plan. The Incentive Plan became effective as of January 1, 2005, and will continue until terminated by the Company’s board or the compensation committee.
    Vote Required for Approval. The persons designated in the enclosed proxy will vote your shares for the re-approval of the material terms of the performance goals for Section 162(m)(1) awards under the Incentive Plan unless you include instructions to the contrary. The affirmative vote of a majority of the shares of common stock represented and voted at the annual meeting is required to re-approve the material terms of the performance goals for Section 162(m)(1) awards under the Incentive Plan. If the material terms of the performance goals for Section 162(m)(1) awards under the Incentive Plan are not re-approved, the compensation committee will examine available alternatives, including granting awards under the Incentive Plan that are not Section 162(m)(1) awards, but the Incentive Plan will otherwise remain in effect.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR SECTION 162(M)(1) AWARDS UNDER THE MOLINA HEALTHCARE, INC. INCENTIVE COMPENSATION PLAN.

Disclosure of Auditor Fees
Ernst & Young LLP served as our independent registered public accountant during 2014 and 2013. Fees earned by Ernst & Young LLP for years ended December 31, 2014 and 2013 were as follows:

	December 31,
	2014	2013
Audit Fees (1)
Integrated audit of the financial statements and internal control over financial reporting (including audits of subsidiaries)	$2,582,276	$2,091,001
Quarterly reviews	231,739	197,000
SEC filings or debt offerings, including comfort letters, consents and comment letters	170,000	330,000
Accounting consultation	90,000	150,000
Total audit fees	3,074,015	2,768,001
Audit-Related Fees (2)
State agreed-upon procedures report	67,000	64,000
Service Organization Control (SOC) 1 audits	524,829	528,730
Audit work paper review	—	59,000
Total audit-related fees	591,829	651,730
Tax Fees (2)
Federal and state hiring incentives	18,000	240,000
Routine on-call advisory services	85,560	43,334
Tax advisory services	194,000	68,974
Total tax fees	297,560	352,308
Total Fees	$3,963,404	$3,772,039

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.
The audit committee has considered the nature of the services underlying these fees and does not consider them to be incompatible with the independent registered public accountant’s independence.
The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, or the engagement is entered into pursuant to one of the pre-approval procedures described below. From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided, and is also generally subject to a maximum dollar amount. The audit committee has also delegated to the chairman of the audit committee the authority to approve audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee. All audit-related fees and tax fees for 2014 and 2013 were pre-approved by the audit committee or the audit committee chairman.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Appointment
The firm of Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2014. The audit committee has selected Ernst & Young LLP to continue in that capacity for 2015 and is submitting this matter to stockholders for their ratification. In the event this proposal is not approved, a selection of another independent registered public accounting firm for us will be made by the audit committee. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the stockholders, the audit committee reserves the right to replace our independent registered public accounting firm at any time.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.
Submission of Future Stockholder Proposals
Under SEC rules, a stockholder who intends to present a proposal at our 2016 annual meeting of stockholders, including the nomination of a director, and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Corporate Secretary of Molina Healthcare at 200 Oceangate, Suite 100, Long Beach, California 90802. The proposal must be received no later than December 3, 2015.
Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the next annual meeting must notify Molina Healthcare in writing of the information required by the provisions of Molina Healthcare’s bylaws dealing with stockholder proposals. The notice must be delivered to Molina Healthcare’s Corporate Secretary between January 7, 2016 and February 6, 2016. You can obtain a copy of Molina Healthcare’s bylaws by writing to the Corporate Secretary at the address stated above.
Cost of Annual Meeting and Proxy Solicitation
Molina Healthcare pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Molina Healthcare may solicit proxies by telephone and similar means. No director, officer, or employee of Molina Healthcare will be specially compensated for these activities. Molina Healthcare also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay the brokers, banks, and other nominees certain expenses they incur for such activities.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of the forms. Purchases and sales of our equity securities by such persons are published on our website at www.molinahealthcare.com. Based on our review of the copies of such reports, on our involvement in assisting our reporting persons with such filings, and on written representations from our reporting persons, we believe that, during 2014, each of our officers, directors, and greater than 10% stockholders complied with all such filing requirements on a timely basis.
Householding
Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2016 or in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

Other Matters
The board of directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Joseph M. Molina, M.D.
Chairman of the Board, Chief Executive Officer, and President

Dated: April 6, 2015

Appendix A

MOLINA HEALTHCARE, INC.
INCENTIVE COMPENSATION PLAN

1.	General

This Incentive Compensation Plan (the “Plan”) of Molina Healthcare, Inc. (the “Company”) authorizes the grant of annual incentive and long-term incentive awards to executive officers and sets forth certain terms and conditions of such Awards. The purpose of the Plan is to help the Company attract and retain executive officers of outstanding ability and to motivate such persons to exert their greatest efforts on behalf of the Company and its subsidiaries by providing incentives directly linked to the measures of the financial success and performance of the Company and its businesses. The Plan is intended to permit the Committee to qualify certain Awards as “performance-based” compensation under Code Section 162(m).

2.	Definitions

In addition to the terms defined in Section 1 and elsewhere in the Plan, the following are defined terms under this Plan:

(a)“Annual Incentive Award” means an Award earned based on performance in a Performance Period of one fiscal year or a portion thereof.

(b)“Award” means the amount of a Participant’s Award Opportunity in respect of a Performance Period determined by the Committee to have been earned, and the Participant’s rights to current or future payments in settlement thereof.

(c)“Award Opportunity” means the Participant’s opportunity to earn specified amounts based on performance during a Performance Period. An Award Opportunity constitutes a conditional right to receive settlement of an Award.

(d)“Cause” means “cause” as defined in an employment agreement between the Company and the Participant in effect at the time of Termination of Employment. If, however, there is no such employment agreement, Cause means an individual’s (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its subsidiaries thereof which transaction is adverse to the interests of the Company or any of its subsidiaries and which is engaged in for personal profit, (iv) knowing or grossly negligent misconduct which results in the Company being required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, (v) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses), or (vi) the commission of an act of fraud or intentional misappropriation or conversion of assets or opportunities of the Company or any subsidiary; provided, however, that the Committee may vary the definition of “Cause” in any agreement or document relating to an Award.

(e)“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code include and successor provisions thereto and regulations thereunder.

(f)“Committee” means the Compensation Committee of the Board of Directors, or such other Board committee as the Board may designate to administer the Plan.

(g)“Covered Employee” means a person designated by the Committee as likely, with respect to a given fiscal year of the Company, to be the Chief Executive Officer or one of the four other most highly compensated executive officers serving on the last day of such fiscal year. This designation generally is required at the time an Award Opportunity is authorized. The Committee may designate more than five persons as Covered Employees with respect to a given year.
(h)“Disability” means Participant’s inability, because of physical or mental illness or injury, to perform the essential functions of his customary duties of employment, with or without reasonable accommodation, and the continuation of such disabled condition for a period of no less than 12 months.
(i)“Participant” means an employee participating in this Plan.

(j)“Performance Goal” means the Company or individual performance objective or accomplishment required as a condition to the earning of an Award Opportunity.

(k)“Performance Period” means the period, specified by the Committee, over which an Award Opportunity may be earned.

(l)“Retirement” means Termination of Employment of the Participant at or after the Participant has reached age 65, at or after the Participant has reached age 62 with 10 years of service or upon any other Termination deemed a retirement by the Committee.

(m)“Termination of Employment” means the termination of a Participant’s employment by the Company or a subsidiary immediately after which the Participant is not employed by the Company or any subsidiary.

3.	Administration

(a)Administration by the Committee.  The Plan will be administered by the Committee, provided that the Committee may condition any of its actions on approval or ratification by the Board of Directors or the independent directors of the Board. The Committee shall have full and final authority to take all actions hereunder, subject to and consistent with the provisions of the Plan. This authority includes authority to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any plan rules and regulations, authorization of an Award Opportunity, Award, Award agreement, or other document hereunder; and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.
(b)Manner of Exercise of Authority.  Any action by the Committee or the Board with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, subsidiaries or affiliates, Participants, any person claiming any rights under the Plan from or through any Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity, in such event, to hold a meeting. At any time that a member of the Committee is not an “outside director” as defined under Code Section 162(m), any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Section 162(m) may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more “outside directors.” Such action shall be the action of the Committee for purposes of the Plan. The foregoing notwithstanding, no action of the Committee shall be void or deemed beyond the authority of the Committee solely because, at the time such action was taken, one or more members of the Committee failed to qualify as an “outside director.” The Committee may delegate to specified officers or employees of the Company authority to perform administrative functions under the Plan, to the extent permitted by law.
(c)Limitation of Liability.  Each member of the Committee and the Board of Directors, and any person to whom authority or duties are delegated hereunder, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Board or Committee, nor any person to whom authority or duties are delegated hereunder, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and any such person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.	Eligibility

Employees of the Company or any subsidiary who are or may become executive officers of the Company may be selected by the Committee to participate in this Plan.

5.	Per-Person Award Limitation

Award Opportunities granted to any one eligible employee shall be limited such that the amount potentially earnable of performance in any one calendar year shall not exceed the Participant’s Annual Limit. For this purpose, the Annual Limit shall equal $4 million plus the amount of the Participant’s unused Annual Limit as of the close of the previous fiscal year. For this purpose, (i) “earning” means satisfying performance conditions so that an Award Opportunity becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent an amount may be potentially earned or paid under an Award, regardless of whether such amount is in fact earned or paid.

6.	Designation and Earning of Award Opportunities

(a)Designation of Award Opportunities and Performance Goals.  The Committee shall select employees to participate in the Plan for a Performance Period and designate, for each such Participant, the Award Opportunity such Participant may earn for such Performance Period, the nature of the Performance Goal the achievement of which will result in the earning of the Award Opportunity, and the levels of earning of the Award Opportunity corresponding to the levels of achievement of the performance goal. The following terms will apply to Award Opportunities:
(i)     Specification of Amount Potentially Earnable.  Unless otherwise determined by the Committee, the Award Opportunity earnable by each Participant shall range from 0% to a specified maximum percentage of a specified target Award Opportunity. The Committee shall specify a table, grid, formula, or other information that sets forth the amount of a Participant’s Award Opportunity that will be earned corresponding to the level of achievement of a specified Performance Goal.
(ii)     Denomination of Award Opportunity; Payment of Award.  Award Opportunities will be denominated in cash and Awards will be payable in cash, except that the Committee may denominate an Award Opportunity in shares of Common Stock and/or to settle an Award Opportunity in shares of Common Stock if and to the extent that shares of Common Stock are authorized for use in incentive awards and available under any equity compensation plan of the Company.
(b)Limitations on Award Opportunities and Awards for Covered Employees.  If the Committee determines that an Award Opportunity to be granted to an eligible person who is designated a Covered Employee by the Committee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the following provisions will apply:
(i)     Performance Goal.  The Performance Goal for such Award Opportunities shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 6(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Treasury Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that the Award Opportunity will be earned, or tentatively earned, based upon achievement of any one measure of performance or that two or more measures of performance must be achieved. The Committee may establish a “gate-keeper” Performance Goal that conforms to this Section 6(b) while specifying or considering other types of performance (which need not meet the requirements of this Section 6(b)) as a basis for reducing the amount of the Award deemed earned upon achievement of the gate-keeper Performance Goal. Performance Goals may differ for Award Opportunities granted to any one Participant or to different Participants.
(ii)     Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing the Performance Goal for such Award Opportunities: (1) net revenues; (2) gross profit or pre-tax profit; (3) operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (4) net income or net income per common share (basic or fully diluted); (5) return measures, including, but not limited to, return on assets (gross or net), return on investment, return on capital, or return on equity; (6) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (7) interest expense after taxes; (8) economic value created or economic profit; (9) operating margin or profit margin; (10) stockholder value creation measures, including but not limited to stock price or total stockholder return; (11) targets relating to expense or operating expense, working capital targets, or operating efficiency (including without limitation medical expense and administration expense) measured on a per member, as a ratio to another element of performance, or on a growth or reduction basis; (12) strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and information technology, and acquisitions or divestitures of subsidiaries, affiliates or joint ventures; (13) membership and membership related measures, including utilization, persistency, growth in membership, and recruitment of new members; or (14) quality-related measures, including HEDIS scores, NCQA accreditations, or quality improvement measures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.
(iii)     Performance Period and Timing for Establishing Performance Goals. The Committee will specify the Performance Period over which achievement of the Performance Goal in respect of such Award Opportunities shall be measured. A Performance Goal shall be established by the date which is the earlier of (A) 90 days after the beginning of the applicable Performance Period, or (B) the time 25% of such Performance Period has elapsed.

(iv)     Annual Incentive Awards Granted to Covered Employees. The Committee may grant an Annual Incentive Award, intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), to an eligible person who is designated a Covered Employee for a given fiscal year.
(v)     Changes to Amounts Payable Under Awards During Deferral Periods. Any settlement or other event that would change the form of payment from that originally specified shall be implemented in a manner such that the Award does not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).
(c)Additional Participants and Award Opportunity Designations During a Performance Period.  At any time during a Performance Period the Committee may select a new employee or a newly promoted employee to participate in the Plan for that Performance Period and/or designate, for any such Participant, an Award Opportunity (or additional Award Opportunity) amount for such Performance Period. In determining the amount of the Award Opportunity for such Participant under this Section 6(c), the Committee may take into account the portion of the Performance Period already elapsed, the performance achieved during such elapsed portion of the Performance Period, and such other considerations as the Committee may deem relevant.
(d) Determination of Award.  Within a reasonable time after the end of each Performance Period, the Committee shall determine the extent to which the Performance Goal for the earning of Award Opportunities was achieved during such Performance Period and the resulting Award to the Participant for such Performance Period. The Committee may adjust upward or downward the amount of an Award, in its sole discretion, in light of such considerations as the Committee may deem relevant, except that (i) no such discretionary upward adjustment of an Award authorized under Section 6(b) is permitted, and (ii) any discretionary adjustment is subject to Section 5 and other applicable limitations of the Plan. Unless otherwise determined by the Committee, the Award shall be deemed earned and vested at the time the Committee makes the determination pursuant to this Section 6(d).
(e)Written Determinations.  Determinations by the Committee as to the establishment of Performance Goals, the amount potentially payable in respect of Award Opportunities, the level of actual achievement of the Performance Goals and the amount of any final Award earned shall be recorded in writing in the case of Performance Awards intended to qualify under Code Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), with respect to any Covered Employee prior to any settlement of each such Award, that the Performance Goal relating to the Award and other material terms of the Award upon which settlement was conditioned have been satisfied.
(f)Other Terms of Award Opportunities and Awards.  Subject to the terms of this Plan, the Committee may specify the circumstances in which Award Opportunities and Awards shall be paid or forfeited in the event of a change in control, termination of employment in circumstances other than those specified in Section 8, or other event prior to the end of a Performance Period or settlement of an Award. With respect to Award Opportunities and Awards under Section 6(b), any payments resulting from a change in control or termination of employment need not qualify as performance-based compensation under Code Section 162(m) if the authorization of such non-qualifying payments would not otherwise disqualify the Award Opportunity or Award from Code Section 162(m) qualification in cases in which no change in control or termination of employment occurred.
(g)Adjustments.  The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Award Opportunities and related Performance Goals in recognition of unusual or nonrecurring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, large, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority (i) would cause an Award Opportunity or Award granted under Section 6(b) and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to so qualify, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the Performance Goals relating to an Award Opportunity under Section 6(b) intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

7.	Settlement of Awards
(a)Deferrals.  The Committee may specify, at the time the Award Opportunity is authorized, that an Award will be deferred as to settlement after it is earned. In addition, a Participant will be permitted to elect to defer settlement of an Award if and to the extent such Participant is selected to participate in a Company deferral program covering such Awards and the

Participant has made a valid deferral election in accordance with that plan. Deferrals must comply with applicable requirements of Section 409A of the Code.
(b)Settlement of Award.  Any non-deferred Award shall be paid and settled by the Company promptly after the date of determination by the Committee under Section 6(d) hereof. With respect to any deferred amount of a Participant’s Award, such amount will be credited to the Participant’s deferral account under the governing deferral plan of the Company as promptly as practicable at or after the date of determination by the Committee under Section 6(d) hereof.
(c)Tax Withholding.  The Company shall deduct from any payment in settlement of a Participant’s Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award. The Committee may specify other withholding terms relating to an Award that will be settled by delivery of shares of Stock or other property.

(d)Non-Transferability.  An Award Opportunity, any resulting Award, including any deferred cash amount resulting from an Award, and any other right hereunder shall be non-assignable and non-transferable, and shall not be pledged, encumbered, or hypothecated to or in favor of any party or subject to any lien, obligation, or liability of the Participant to any party other than the Company or a subsidiary or affiliate.

8.	Effect of Termination of Employment
Except to the extent set forth in subsections (a) and (b) of this Section 8, upon a Participant’s Termination of Employment prior to completion of a Performance Period or, after completion of a Performance Period but prior to the Committee’s determination of the extent to which an Award has been earned for such Performance Period, the Participant’s Award Opportunity relating to such Performance Period shall cease to be earnable and shall be canceled, and the Participant shall have no further rights or opportunities hereunder:
(a)Disability, Death or Retirement.  If Termination of Employment is due to the Disability, death or Retirement of the Participant, the Participant or his or her beneficiary shall be deemed to have earned and shall be entitled to receive an Award for any Performance Period for which termination occurs prior to the date of determination under Section 6(d) hereof equal to the Award which would have been earned had Participant’s employment not terminated multiplied by a fraction the numerator of which is the number of calendar days from the beginning of the Performance Period to the date of Participant’s Termination of Employment and the denominator of which is the number of calendar days in the Performance Period (but such fraction shall in no event be greater than one). Such pro rata Award will be determined at the same time as Awards for continuing Participants are determined (i.e., normally following the end of the Performance Period in accordance with Section 6(d) hereof). Upon its determination, such pro rata Award shall be paid and settled promptly in cash, except to the extent the settlement has been validly deferred in accordance with Section 7(a). The portion of the Participant’s Award Opportunity not earned will cease to be earnable and will be canceled.
(b)Other Terminations.  In connection with any Termination of Employment other than due to death, Disability or Retirement, the Committee may determine that the Participant shall be deemed to have earned none, a portion, or all of an Award Opportunity for a Performance Period in which Termination occurred or for which the Committee has not yet determined the extent to which an Award has been earned for such Performance Period, in the Committee’s sole discretion. This determination may be specified at the time the Award Opportunity is established or made at any time thereafter.

9.	Additional Forfeiture Provisions Applicable to Awards
(a)Forfeiture Resulting from Actions Harmful to the Company.  Unless otherwise determined by the Committee, Award Opportunities Awards, and amounts paid in settlement of Awards hereunder shall be subject to the following additional forfeiture conditions, to which the Participant, by participating in the Plan, agrees. If any of the events specified in Section 9(b)(i), (ii), (iii) or (iv) occurs (a “Forfeiture Event”), all of the following forfeitures will result:
(i)     Any outstanding Award Opportunity authorized for the Participant and any Award granted to the Participant and not yet settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and
(ii) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, an amount equal to the total amount of cash plus the fair market value of Stock or other property (as of the date of occurrence of the Forfeiture Event) previously paid to the Participant in settlement of any Award since the date that is 12 months prior to the occurrence of the forfeiture event or, in the case of a Forfeiture Event specified in Section 9(b)(iv), the period specified in Section 9(b)(iv).
(b)Events Triggering Forfeiture. The forfeitures specified in Section 9(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant’s employment by the Company or a subsidiary or affiliate or during the one-year period following Termination of Employment (except as otherwise provided in Section 9(b)(iv)):

    (i) The Participant, acting alone or with others, directly or indirectly, prior to a change in control, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in the United States or in any other area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate; (B) induces any customer or supplier of the Company or a subsidiary or affiliate, or an entertainment or media company with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 9(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;
    (ii) The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or affiliate, any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process;
    (iii) The Participant fails to cooperate with the Company or any subsidiary or affiliate in any way, including, without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested; or
    (iv) The Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002. Forfeitures under this Section 9(b)(iv) shall apply to outstanding Award Opportunities and Awards and to amounts paid in settlement of an Award Opportunity earned or accrued in whole or in part during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.
(c)Provision Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 9 shall be deemed to be incorporated into an Award Opportunity and Award, a Participant is not thereby prohibited from engaging in any activity, including but not limited to competition with the Company and its subsidiaries and affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 9(b)(i) - (iii) is a condition to the Participant’s right to realize and retain value from his or her compensatory Award Opportunities and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Sections 9(a) and 9(b).
(d)Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section (except as limited by applicable law), but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Award Opportunities and Awards, by inclusion of appropriate provisions in any document authorizing an Award Opportunity or evidencing or governing any Award.

10.	General Provisions
(a)Changes to this Plan. The Committee may at any time amend, alter, suspend, discontinue, or terminate this Plan without the consent of stockholders or Participants; provided, however, that any such action beyond the scope of the Committee’s authority shall be subject to the approval of the Board of Directors; provided further, that any such action shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Committee or Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Committee or Board action may materially and adversely affect the rights of such Participant under any outstanding Award (this restriction does not apply to an Award Opportunity, however, which remains subject to the discretion of the Committee).
(b)Long-Term Incentives Not Annual Bonus for Purposes of Other Plans. Amounts earned or payable under the Plan in connection with Awards not designated by the Committee as “Annual Incentive Awards” shall not be deemed to be annual incentive or annual bonus compensation (regardless of whether an Award is earned in respect of a period of one year or less or disclosed as annual bonus compensation under Securities and Exchange Commission disclosure rules) for purposes of any retirement or supplemental pension plan of the Company or any employment agreement or change in control agreement between the Company and any Participant, or for purposes of any other plan, unless the Company shall in writing specifically identify this Plan by name and specify that amounts earned or payable hereunder shall be considered to be annual incentive or annual bonus compensation.
(c)Unfunded Status of Participant Rights. Awards, accounts, deferred amounts, and related rights of a Participant represent unfunded deferred compensation obligations of the Company for ERISA and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured creditor of the Company.
(d)Nonexclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
(e)No Right to Continued Employment. Neither the Plan, the authorization of an Award Opportunity, the grant of an Award nor any other action taken hereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any employee’s employment at any time.
(f)Severability. The invalidity of any provision of the Plan or a document hereunder shall not deemed to render the remainder of this Plan or such document invalid.
(g)Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that such successor may replace the Plan with a plan substantially equivalent in opportunity and achievability, as determined by a nationally recognized compensation consulting firm, and covering the participants at the time of such succession. Any successor and the ultimate parent company of such successor shall in any event be subject to the requirements of this Section 10(g) to the same extent as the Company. Subject to the foregoing, the Company may transfer and assign its rights and obligations hereunder.
(h)Governing Law. The validity, construction, and effect of the Plan and any rules and regulations or document hereunder shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.
(i)Effective Date of Plan; Stockholder Approval; Termination of Plan. This Plan is effective as of January 1, 2005. The Company shall submit the Plan, including the material terms of the Plan specified in Treasury Regulation 1.162-27(e)(4), to stockholders for approval at the Company’s 2005 Annual Meeting of Stockholders, and the Plan shall be terminated without any Award being deemed earned in the event stockholders decline to approve it at that Annual Meeting. If approved by stockholders, the Plan will terminate at such time as may be determined by the Board of Directors or the Committee.

ANNUAL MEETING OF STOCKHOLDERS OF

MOLINA HEALTHCARE, INC.

May 6, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at
http://www.molinahealthcare.com/members/common/en-US/abtmolina/compinfo/investors/finres/Pages/meeting.aspx

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333000000000000 2 050615

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy may be revoked by the undersigned stockholder(s) prior to its exercise.

If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3. Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated April 6, 2015.

	FOR	AGAINST	ABSTAIN
1. Election of three (3) Class I Directors of the Company.			
1a. Garrey E. Carruthers	☐	☐	☐
1b. Daniel Cooperman	☐	☐	☐
1c. Frank E. Murray	☐	☐	☐
2. Re-approval of the material terms of the performance goals for Section 162(m)(1) awards under Molina Healthcare, Inc. Incentive Compensation Plan.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2015.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MOLINA HEALTHCARE, INC.

200 Oceangate, Suite 100
Long Beach, California 90802

This Proxy is Being Solicited on Behalf of the Board of Directors

The undersigned stockholder(s) of Molina Healthcare, Inc., a corporation under the laws of the State of Delaware, hereby appoints J. Mario Molina, M.D. and Jeff D. Barlow as proxies of the undersigned, each with the power to appoint a substitute, and hereby authorizes them, and each of them individually, to represent and to vote, as designated below, all of the shares of Molina Healthcare, Inc., which the undersigned is or may be entitled to vote at the 2015 Annual Meeting of Stockholders to be held at 200 Oceangate, 15th Floor, Long Beach, California, 90802, at 10:00 a.m. local time, on May 6, 2015, or any adjournment or postponements thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares in connection with the following matters and hereby ratifies and confirms all that the proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

MOLINA HEALTHCARE, INC.

May 6, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at
http://www.molinahealthcare.com/members/common/en-US/abtmolina/compinfo/investors/finres/Pages/meeting.aspx

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00003333000000000000 2 050615

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy may be revoked by the undersigned stockholder(s) prior to its exercise.

If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3. Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated April 6, 2015.

	FOR	AGAINST	ABSTAIN
1. Election of three (3) Class I Directors of the Company.			
1a. Garrey E. Carruthers	☐	☐	☐
1b. Daniel Cooperman	☐	☐	☐
1c. Frank E. Murray	☐	☐	☐
2. Re-approval of the material terms of the performance goals for Section 162(m)(1) awards under Molina Healthcare, Inc. Incentive Compensation Plan.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2015.			

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.